Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
4750 WILSHIRE BLVD. (LA) OWNER, LLC
a Delaware limited liability company
Dated as of February 17, 2023

EXHIBITS
Exhibit A – Description of the Property
Exhibit B – Legal Description and Boundary Survey of Back Lot
Exhibit C – Title Policy

SCHEDULES
Schedule 1 – Initial Percentage Interests; Initial Commitment Amounts
Schedule 2 – Initial Construction Schedule
Schedule 3 – Initial Approved Business Plan
Schedule 4 – Initial PMA/DMA

Schedule 5 – Organizational Chart

Schedule 6 – Specified Definitions

Schedule 7 – Specified Provisions

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
4750 WILSHIRE BLVD. (LA) OWNER, LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT of 4750 WILSHIRE BLVD. (LA) OWNER, LLC, a Delaware limited liability company (the “Company”), dated as of February 17, 2023 (the “Effective Date”), by and between CIM URBAN PARTNERS, LP, a Delaware limited partnership (a wholly-owned Subsidiary of CMCT (as such capitalized terms are hereafter defined)) (together with its permitted successors and assigns, the “CIM Member”), KANDEN REALTY & DEVELOPMENT AMERICA LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “K-Co-Investor Member”), TAISEI USA LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “TA-Co-Investor Member”), and TO-4750 WILSHIRE CO-INVESTOR, LP, a Cayman Islands exempted limited partnership (together with its permitted successors and assigns, the “TO-Co-Investor Member”).
R E C I T A L S:
WHEREAS, the Company was formed as a limited liability company pursuant to a Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 20, 2014 (as the same may be amended, restated, supplemented, extended, waived or otherwise modified from time to time, the “Certificate”), in accordance with the Limited Liability Company Act of the State of Delaware, as amended from time to time (the “Act”);
WHEREAS, as of the Effective Date, the Company owns the real property and improvements situate, lying and being in Los Angeles, California commonly known as 4750 Wilshire Boulevard and more particularly described on Exhibit A attached hereto and made a part hereof (the “Real Property”; together with certain development and easement rights and personal and intangible property related thereto or located thereon, including, without limitation, plans, specifications, drawings, permits, licenses, contracts, accounts, books and records, the “Property”);
WHEREAS, immediately prior to entry into this Agreement, the CIM Member was the sole member of the Company pursuant to that certain Limited Liability Company Agreement of the Company, dated as of March 20, 2014 (as may have been amended prior to the date hereof, the “Prior Agreement”);
WHEREAS, the CIM Member wishes to have the K-Co-Investor Member, the TA-Co-Investor Member and the TO-Co-Investor Member admitted as a member of the Company (and provide for the contemplated future addition of other Co-Investor Members) and to enter into this Agreement, which from and after the Effective Date shall (x) amend and restate the Prior Agreement in its entirety, (y) provide for the respective rights, obligations and interests of the parties to each other and to the Company and (z) provide the terms and conditions on which the Company will conduct business; and
WHEREAS, the Company is intended to be treated as a partnership for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:
I.

DEFINED TERMS
1.01Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“Act” has the meaning set forth in the Recitals.
“Action” has the meaning set forth in Section 13.13.
“Additional Capital Contribution” means any Capital Contribution made by a Member in accordance with Section 4.01(b).
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, or portion thereof, after giving effect to the following adjustments:
(i)    Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
(ii)    Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Affiliate,” or any derivation thereof, when used with respect to a specified Person, means (a) a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person (a “Controlled Affiliate”), (b) any Person that is an officer, director, partner, member, manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner, member, manager or trustee, or with respect to which the specified Person serves in a similar capacity, (c) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person has a substantial beneficial interest, (d) the spouse, issue or parent of the specified Person and/or (e) a trust for the benefit of any such Person. For purposes of this Agreement, no Co-Investor Member, on the one hand, or the CIM Member, on the other hand, shall be deemed an Affiliate of the Company or any Subsidiary or of each other.
“Aggregate Tax Liability” has the meaning set forth in Section 6.07(b).
“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, including any Exhibits or Schedules attached hereto, as the same may be further amended, restated, supplemented, extended, waived or otherwise modified from time to time after the Effective Date pursuant to the terms of this Agreement.

“Allocable Costs and Expenses” means all direct and indirect fees, costs and expenses of any nature whatsoever incurred by the Managing Member or any of its Affiliates in connection with or relating to the performance of its services under this Agreement and the management of the Project, the Company and its Subsidiaries, including an allocable share (determined in the Managing Member’s sole but good faith discretion) of (i) out-of-pocket costs and expenses of the Managing Member or any of its Affiliates, (ii) direct and indirect employment and overhead costs of employees involved in, assisting with, or ancillary to the performance of such services (e.g., internal staff counsel and other legal professionals, and finance and capital markets, tax, accounting, human resources, risk management, information technology, administrative, operations, engineering, architecture, property management, real estate services, development, construction, marketing and communication personnel), (iii) expenses relating to any offices or office facilities (e.g., rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and any other office, internal, and overhead expenses), including time spent by internal staff, (iv) information technology expenses associated with any computer software or hardware, including time spent by internal staff, (v) insurance costs and fees, and (vi) expenses of any third party retained by the Managing Member or any of its Affiliates.
“Approved Business Plan” means the business plan for the Project, which may be updated by the Managing Member from time to time in accordance with the terms of this Agreement. The Approved Business Plan as of the Effective Date is attached hereto as Schedule 3.
“Available Cash” means for any period for which such amount is being computed, the sum of:
(1)    the amount of any Net Cash Flow of the Company during such period, plus
(2)    the amount of any Net Proceeds in connection with any Capital Transaction consummated by the Company during such period, plus
(3)    the amount of any Net Proceeds in connection with any Capital Transaction consummated by any Subsidiary of the Company and distributed (through one or more steps) to the Company during such period, plus
(4)    any decrease in the reserves of the Company, as determined by the Managing Member in its discretion (other than on account of amounts withdrawn from such reserves to pay the costs and expenses of the Company and other than any such decrease taken into account in calculating the amount of Net Proceeds in connection with any Capital Transaction covered by clause (2) of this definition), less (i) any amounts required to pay the costs and expenses of the Company and any administrative and overhead expenses for the Company incurred for such period, (ii) any required debt service payments on any indebtedness of the Company (other than Managing Member Loans, Discretionary Capital Shortfall Loans and Required Capital Shortfall Loans), and (iii) any increase in the reserves of the Company (other than any such increase taken into account in calculating the amount of Net Proceeds in connection with any Capital Transaction covered by clause (2) of this definition), as determined by the Managing Member in its discretion.
“Back Lot” means the portion of the Property described by the legal description and boundary survey attached as Exhibit B hereto.

“Bankruptcy Act” means the United States Bankruptcy Reform Act of 1978, as amended, or any successor Bankruptcy Act, and the rules promulgated thereunder (or any corresponding provision or provisions of any succeeding law).

“Bankruptcy Action” means, with respect to any Person, (x) if such Person (a) makes an assignment for the benefit of its creditors, (b) files a voluntary petition under the Bankruptcy Act, (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in the preceding clause (d), (f) colludes, consents or acquiesces to an involuntary petition under the Bankruptcy Act, or (g) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, or (y) if within one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)    The initial Book Value of any asset contributed (or deemed contributed) to the Company shall be the gross fair market value of such asset at the time of such contribution;

(ii)    The Book Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as of the following times: (A) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; and (E) at such other times as reasonably determined by the Company Representative; provided, however, that the adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Company Representative determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)    The Book Value of any item of Company assets distributed (or deemed distributed) by the Company to any Member shall be adjusted immediately prior to such distribution to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset as of the date of distribution; and

(iv)    The Book Values of Company assets shall take into account any adjustments to the adjusted basis of any asset of the Company pursuant to Section 734 or Section 743 of the Code in determining such asset’s Book Value in a manner consistent with Section 1.704-1(b)(2)(iv)(m) of the Regulations.

If the Book Value of an asset has been determined or adjusted pursuant to clause (i), (ii) or (iv) above, such Book Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for U.S. federal income tax purposes, except that Depreciation shall be computed based on the asset’s Book Value as so determined, rather than on its adjusted tax basis.
“Business Day” means any day except a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed or on which commercial banks are required by law or executive order to close in Los Angeles, California or Tokyo, Japan.
“Capital Account” has the meaning set forth in Section 5.01.
“Capital Call” has the meaning set forth in Section 4.01(b)(iv).
“Capital Contribution” means, with respect to any Member, any contribution to the capital of the Company made by, and attributable to, such Member or (in the case of the CIM Member) its predecessors-in-interest pursuant to this Agreement, including (as applicable) the Initial Capital Contribution, any Additional Capital Contributions and Management Fee Contributions of the Members.
“Capital Transaction” means (i) a direct or indirect sale, exchange or other disposition of all or any portion of the Property, including a condemnation of all or any portion of the Property, any insurance award or settlement with respect to the Property (excluding rent loss insurance or any settlement with respect thereto), and any easement or air rights sale, (ii) the direct or indirect sale of the ownership interests in any Subsidiary of the Company, (iii) a financing or a refinancing of all or any portion of the Property, and (iv) any other transaction relating to the Property that, in accordance with GAAP, is treated as a capital transaction.
“Catch-Up Contribution” has the meaning set forth in Section 4.01(b)(iii).
“Certificate” has the meaning set forth in the Recitals.
“CIM Commitment Amount” means the amount of the capital commitment of the CIM Member to the Company, as set forth on Schedule 1, subject to adjustment in accordance with Sections 4.01(b)(vii), (viii) and (ix).
“CIM Development Fee” has the meaning set forth in Section 6.08(b).
“CIM DM” has the meaning set forth in Section 6.08(b).
“CIM Group” means CIM Group Management, LLC, a Delaware limited liability company.
“CIM Lease Agreement” means that certain Amended and Restated Office Lease, dated August 7, 2019, between the Company as “Landlord” and CIM Group, L.P. as “Tenant” (as amended and/or modified from time to time in accordance with this Agreement).
“CIM Member” has the meaning set forth in the Preamble.
“CIM PM” has the meaning set forth in Section 6.08(a).
“Closing Transfer Taxes” has the meaning set forth in Schedule 7.
“CMCT” means Creative Media & Community Trust Corporation, a Maryland corporation.

“Co-Investor Commitment Amount” means, as to each Co-Investor Member, the amount of the capital commitment of such Co-Investor Member to the Company, as set forth on Schedule 1, subject to adjustment in accordance with Section 4.01(b)(viii).
“Co-Investor Member” means, individually, any Person (including the K-Co-Investor Member, the TA-Co-Investor Member and the TO-Co-Investor Member) admitted now or hereafter as a member of the Company in accordance with the terms of this Agreement, other than the CIM Member (including in its capacity as Managing Member); “Co-Investor Members” means, collectively, all Persons (including the K-Co-Investor Member, the TA-Co-Investor Member and the TO-Co-Investor Member) admitted now or hereafter as a member of the Company in accordance with the terms of this Agreement, other than the CIM Member (including in its capacity as Managing Member) and any other Affiliate of CMCT.
“Co-Investor Member Majority-in-Interest” means Co-Investor Members holding, in the aggregate, 50.1% of the aggregate Distribution Percentage Interests held by the Co-Investor Members.
“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).
“Commitment Amount” means, with respect to a Member, each Co-Investor Commitment Amount and/or the CIM Commitment Amount, as applicable, subject with respect to each Co-Investor Member to such adjustments and rights to adjust as may be agreed to between the Managing Member and such Co-Investor Member, as the context may require.
“Company” has the meaning set forth in the Preamble.
“Company Cash Needs” means the cash needs or requirements of the Company of whatever kind or nature, incurred or to be incurred in the ordinary course of the business of the Company in furtherance of the Purposes set forth in Section 2.05, including, without limitation, to satisfy any demand for payment made upon the Company pursuant to any claim for indemnification as herein provided for, and for which in any case sufficient funds are not available to the Company from (a) Available Cash, (b) loans from non-Members, (c) reserves and (d) Capital Contributions and loans previously made by the Members.
“Company Representative” means the CIM Member or such other Person as is appointed by the CIM Member to act in the capacity of the “partnership representative” (as such term is defined under the BBA Rules).
“Construction Schedule” means the construction schedule for the Project, which may be updated from time to time by the Managing Member. The Construction Schedule as of the Effective Date is attached hereto as Schedule 2.
“Contract” means any written or binding oral contract, agreement, commitment, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, sublease or license.
“Contributed Excess” has the meaning set forth in Section 4.01(b)(viii).
“Contribution Percentage” has the meaning set forth in Section 4.01(b)(iv).
“Control,” or any derivation thereof, when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of voting securities or similar ownership interests, by contract or otherwise; provided, that a Person may still have Control of a specified Person notwithstanding that one or more third parties may have rights to participate in major decisions of the specified Person.
“Controlled Affiliate” has the meaning set forth in the definition of “Affiliate.”
“Declining Member” has the meaning set forth in Section 4.01(b)(vi)(B).
“Defaulting Member” has the meaning set forth in Section 4.01(b)(v)(A).
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year, except that (i) with respect to any asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of Book Value recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (ii) above, if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any method selected by the Company Representative.
“Discretionary Capital Contribution” has the meaning set forth in Section 4.01(b)(vi)(A).
“Discretionary Capital Shortfall” has the meaning set forth in Section 4.01(b)(vi)(B).
“Discretionary Capital Shortfall Contribution” has the meaning set forth in Section 4.01(b)(vi)(B).
“Discretionary Capital Shortfall Loan” has the meaning set forth in Section 4.01(b)(vi)(B).
“Distribution Percentage Interest” means, as of any date with respect to each Member, but subject to adjustment in accordance with Section 4.01(b)(v), the ratio (expressed as a percentage) of (a) the Capital Contributions of such Member as of such date to (b) the aggregate Capital Contributions of all of the Members as of such date. For purposes of clauses (a) and (b) of the preceding sentence, the amount of Capital Contributions made by the CIM Member shall be deemed reduced by the amount of Catch-Up Contributions made by the Co-Investor Members and the amount of the Initial Project Loan Net Proceeds Amount received by the Company and distributed to the CIM Member, it being understood that any Catch-Up Contributions made by the Co-Investor Member and the amount of the Initial Project Loan Net Proceeds Amount shall promptly be distributed to the CIM Member pursuant to Section 4.01(b)(iii). Notwithstanding the foregoing, with respect to the definitions of Majority-in-Interest and Co-Investor Member Majority-in-Interest: (i) during the period from and including the Effective Date until and including the date that is the 10th Business Day after the Effective Date, the Distribution Percentage Interests of the Members shall be calculated as if all Co-Investor Members have already contributed the full amount of their Catch-Up Contributions, and (ii) during the period from and including the Effective Date until and including the date that the amount of the Initial Project Loan Net Proceeds Amount has been received by the Company and distributed to the

CIM Member, the Distribution Percentage Interests of the Members shall be calculated as if the Initial Project Loan Net Proceeds Amount has already been received by the Company and distributed to the CIM Member.
“Effective Date” has the meaning set forth in the Preamble.
“Entity Taxes” means any taxes imposed under the BBA Rules.
“Environmental Laws” means any applicable law relating to (i) emission, discharge, release or threatened release of hazardous materials, into the environment (including without limitation the air, water, land, soil vapor, subsurface strata or natural resources), (ii) the manufacture, processing, handling, distribution, use, treatment, storage, recycling, disposal or transport hazardous materials or (iii) the protection of human health, safety or the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Expected Proceeds” has the meaning set forth in Section 4.01(b)(x).
“Expert” means an independent major investment banking firm or other appropriate independent valuation expert, selected by the Managing Member and a Co-Investor Member Majority-in-Interest; provided, however, that, in any instance in which the Managing Member and a Co-Investor Member Majority-in-Interest cannot agree on an Expert, each shall select its own Expert and the two selected Experts shall be charged with selecting a third Expert acceptable to both such Experts, which third Expert shall be deemed to be acceptable to the Members and shall be charged with producing the valuation in question.
“Fiscal Year” has the meaning set forth in Section 8.02.
“Fully-Funded Member” has the meaning set forth in Section 4.01(b)(vi)(A).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, consistently applied.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including, without limitation, any zoning authority, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any “central bank” or any comparable authority) or any arbitrator with authority to bind a party at law.
“Gross Development Cost” means all costs required to develop the Project, including all hard costs and soft costs (including payments to architects, engineers and general contractors, any other payments to contractors and/or professionals retained separately from architects, engineers and general contractors, and costs and fees for legal services incurred to develop the Project); provided that Gross Development Cost shall not include any property acquisition costs, finance costs (including interest payments) or the fees described in Section 6.08 below.
“Indemnifying Member” has the meaning set forth in Section 10.01(a).
“Indemnitee” has the meaning set forth in Section 10.01(b).
“Initial Capital Contribution” has the meaning set forth in Section 4.01(a).

“Initial PMA/DMA” means that certain Property Management and Services Agreement, dated as of April 21, 2014, between the Company and CIM Management, Inc., a California corporation. A true, correct and complete copy of the Initial PMA/DMA is attached hereto as Schedule 4.
“Initial Project Loan Net Proceeds Amount” has the meaning set forth in Section 4.01(b)(iii).
“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.
“Internal Rate of Return” or “IRR” means the internal rate of return, as calculated in accordance with the further provisions of this definition. “Distribution(s)” means each applicable distribution of Available Cash received by the applicable Member from the Company.
In determining the Internal Rate of Return, the following shall apply:
(a)    The Internal Rate of Return calculations shall use the internal rate of return methodology of the XIRR function of the Microsoft Excel computer program, or its functional equivalent, calculated on a quarterly compounding basis.
(b)    All Distribution amounts shall be based on the amount of the Distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements).
(c)    All Capital Contributions shall be treated as having been contributed to the Company on the day on which the applicable Member’s funds (or funds advanced on behalf of such Member) were actually delivered to the Company. All Distributions shall be treated as having been received by the applicable Member on the day on which such Member actually received such Distribution.
“Invested Capital” means, with respect to any Member, the sum of the aggregate amount of Capital Contributions made, or deemed made, by such Member, as the same may be adjusted in accordance with Section 4.01(b)(v)(A)(3).
“K-Co-Investor Member” has the meaning set forth in the Preamble.
“Liability” means any liability or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or not asserted, accrued, absolute, fixed, determined or determinable, liquidated or unliquidated, contingent or otherwise, and whether due or to become due.
“Liquidating Agent” has the meaning set forth in Section 11.03(a).
“Majority-in-Interest” means Members holding, in the aggregate, Distribution Percentage Interests of not less than 50.1%.
“Management Fee” has the meaning set forth in Section 13.18.
“Management Fee Contribution” means an amount of cash contributed, or deemed contributed pursuant to this Agreement, by a Member to the Company for payment of any portion of the Management Fee.

“Managing Member” means the Member acting as managing member of the Company from time to time in accordance with the terms of this Agreement, initially set forth in Section 7.01(a).
“Managing Member Loan” has the meaning set forth in Section 4.01(b)(x).
“Member” means, individually, each Co-Investor Member or the CIM Member, as the case may be; “Members” shall mean, collectively, each Co-Investor Member and the CIM Member.
“Member Specific Taxes” shall mean, with respect to a Member, withholding, income and other taxes (including any interest and penalties) paid by or imposed on the Company and/or any Subsidiaries thereof directly or indirectly formed and/or acquired by the Company to hold investments or to serve as intermediate holding companies and/or a direct or indirect asset of the Company (i) to the extent any of such taxes are, in the reasonable judgment of the Managing Member, attributable to the failure of such Member to comply with the provisions of Section 6.05 or on account of the incompleteness, inaccuracy, obsolescence, expiration, or invalidity of any documentation delivered by such Member pursuant to Section 6.05, (ii) to the extent such taxes would not be imposed but for such Member’s connection (whether past or present) with the jurisdiction imposing or assessing the tax in question other than any such connection arising solely by virtue of such Member’s investment in the Company or its Subsidiaries, or (iii) to the extent such taxes are imposed on or with respect to some, but not all, Members or imposed on or with respect to the Members at different rates.
“Net Cash Flow” means, with respect to any Person, for any period for which such amount is being computed: (i) any operating receipts of such Person for such period (other than any Net Proceeds); minus (ii) (A) any amounts required to pay the costs and expenses of such Person (including capital expenditures, operating expenses, and any administrative and overhead expenses for such Person) incurred for such period that are not paid from any Net Proceeds, (B) any required debt service payments on any indebtedness of such Person, and (C) any increase in the reserves of such Person, as determined by the Company; and plus (iii) any decrease in the reserves of such Person, as determined by the Company (other than on account of amounts withdrawn from such reserves to pay the costs and expenses of such Person).
“Net Proceeds” means the net proceeds of any Capital Transaction, after (i) payment of the debts and liabilities of the Company and/or any of its Subsidiaries to the extent required to be paid or satisfied in connection with such transaction, including, without limitation, outstanding loans and any accrued interest thereon, (ii) if appropriate, the application of such proceeds to their intended use (e.g., repayment of any outstanding loans), (iii) the payment of any and all costs, expenses and commissions incurred in connection with the Capital Transaction (including payments to the CIM Member and/or its Affiliates to the extent permitted hereunder), including, if appropriate, (A) closing apportionments and (B) the costs and expenses incurred in connection with the dissolution and liquidation of the Company and/or any of its Subsidiaries, and (iv) any increase or decrease in reserves of the Company, as determined by the Managing Member.
“Net Profits” and “Net Losses” means for each Fiscal Year or other period, the taxable income or loss, respectively, of the Company for such period, or particular items thereof, in each case as determined for U.S. federal income tax purposes, but computed with the following adjustments:
(i)    items of income, gain, loss and deduction (including, without limitation, gain or loss on the disposition of any Company asset and Depreciation) shall be computed based upon the Book Value of the Company’s assets rather than upon such assets’ adjusted bases for U.S. federal income tax purposes;

(ii)    any tax-exempt income received by the Company shall be deemed for these purposes only to be an item of gross income;
(iii)    any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or treated as described therein pursuant to Regulations under Section 704(b) of the Code) shall be treated as a deductible expense;
(iv)    there shall be taken into account any separately stated items under Section 702(a) of the Code;
(v)    if the Book Value of any Company asset is adjusted pursuant to clause (ii) or (iv) of the definition of “Book Value,” the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses; and
(vi)    items of income, gain, loss, or deduction or credit allocated pursuant to Section 6.02 shall not be taken into account.
“New Member” has the meaning set forth in Section 4.01(b)(iv).
“Payment Date” means, as the context shall require, the date by which an Additional Capital Contribution shall be due under Section 4.01(b)(iii) or Section 4.01(b)(iv), each as shall be indicated in the respective notice, request or offer therefor as described in such Sections, or, if such notice/request/offer shall not specify a Payment Date, the Payment Date shall be deemed to be the soonest possible deadline therefor as described in such Sections.
“Percentage Interest” means, with respect to each Member, the ratio (expressed as a percentage) of (a) the Commitment Amount applicable to such Member to (b) the aggregate amount of the Commitment Amounts, subject to adjustment in accordance with Section 4.01(b)(vii), Section 4.01(b)(viii) and Section 4.01(b)(ix). The initial Percentage Interests are set forth next to each current Member’s name on Schedule 1.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, firm, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.
“Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.
“Preemptive Right” has the meaning set forth in Section 9.03.
“Prior Agreement” has the meaning set forth in the Recitals.
“Prior Property Loans” means any loans or other indebtedness for borrowed money obtained by the Company on or prior to the Effective Date (including any indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security).
“Prohibited Person” means any Person identified on any of the lists constituting the U.S. Government Restricted Lists or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States of America.
“Project” means the contemplated development, redevelopment, financing, stabilization, leasing, upgrade, operation and/or maintenance (as applicable) of the Property as a mixed-use,

multi-family-led building, with such modifications as may be made by the Managing Member in accordance with the terms hereof.
“Project Loan” means one or more loans obtained by the Company for the purposes of financing the Project, as the same may be modified, amended, refinanced, severed and/or increased from time to time, including, without limitation, any refinancing of any such loan.
“Property” has the meaning set forth in the Recitals.
“Purposes” has the meaning set forth in Section 2.05.
“Real Property” has the meaning set forth in the Recitals.
“Recall Percentage” has the meaning set forth in Section 4.07.
“Recallable Amount” has the meaning set forth in Section 4.07.
“Regulations” means the U.S. federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific Section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.
“Regulatory Allocations” has the meaning set forth in Section 6.02(e).
“Related Agreement” has the meaning set forth in the definition of “Major Decisions” on Schedule 6.
“Removal Date” has the meaning set forth in Section 7.07.
“Removal Notice” has the meaning set forth in Section 7.07.
“Required Additional Capital” has the meaning set forth in Section 4.01(b)(v)(A).
“Required Capital Shortfall” has the meaning set forth in Section 4.01(b)(v)(A).
“Required Capital Shortfall Contribution” has the meaning set forth in Section 4.01(b)(v)(A).
“Required Capital Shortfall Loan” has the meaning set forth in Section 4.01(b)(v)(A).
“Securities Act” has the meaning set forth in Section 12.01(b)(ii).
“Securities Laws” has the meaning set forth in Section 12.01(b)(ii).
“Subsidiary” means, with respect to any Person (including the Company), any entity Controlled, directly or indirectly, by such Person, through which such Person shall hold an interest, whether directly or indirectly (including, without limitation, general and/or limited partnership interests in a limited partnership or limited liability company membership interests in a limited liability company) in any asset.
“Substantial Completion” means the lien-free completion of the Project, subject only to the completion of minor or insubstantial details of construction, mechanical adjustments, finishing touches or decoration which do not materially interfere with the use and occupancy of the Project, such that the Project areas (excluding any retail space thereof) can be legally occupied and used for its intended use which includes the issuance of a temporary or permanent certificate of occupancy for such areas of the Project.
“TA-Co-Investor Member” has the meaning set forth in the Preamble.
“Tax Distribution” has the meaning set forth in Section 6.07(b).
“Tax Rate” means, with respect to any item of income, gain, loss or deduction allocated to the CIM Member, the highest combined marginal federal, state and local personal tax rate for an individual resident in the State of California (as such rates were in effect at the time such items were allocated to the CIM Member and taking into account (i) the deductibility of state and local income taxes, provided, that, for administrative convenience, it shall be assumed that no portion of any state and local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code remains applicable, (ii) the character of the items of income, gain, loss or deduction at the time of allocation and the non-deductibility of all or any portion of any allocated loss or deduction and (iii) the allocation by the Company to the CIM Member of tax credits in respect of the items of income, gain, loss or deduction).
“Taxing Authority” has the meaning set forth in Section 6.04.
“Title Policy” means the executed American Land Title Association owner’s policy of title insurance policy that is attached hereto as Exhibit C.
“TO-Co-Investor Member” has the meaning set forth in the Preamble.
“Total Equity Excess” has the meaning set forth in Section 4.01(b)(viii).
“Total Project Cost” shall mean the total expected cost of the Project (including, without limitation, (1) acquisition costs and other costs already incurred with respect to the Property, (2) capitalized interest on any Project Loan and (3) the development management fee and other fees (if applicable) described in Section 13.18), in each case as determined by the Managing Member in its sole discretion in accordance with this Agreement.
“Transfer” or “Transferred” means, with respect to an Interest, a gift, sale, exchange, transfer, conveyance, assignment, pledge, hypothecation, encumbrance, abandonment or other disposition (whether voluntary or involuntary, by operation of law or otherwise) of all or any portion of such Interest at any level or tier of ownership, directly or indirectly, including a sale, exchange, transfer, conveyance, assignment, pledge, hypothecation, encumbrance, abandonment or other disposition of all or any portion of the equity of a Member or any direct or indirect beneficial owner of a Member.
“U.S. Government Restricted Lists” means, (a) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons), (b) the two (2) lists maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons; Foreign Sanctions Evaders), and (c) the list maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
1.02Construction. Words used herein, regardless of the number or any gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a

Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Except as expressly provided, in any case where any Member is authorized or required to take an action or give an approval in its discretion or its judgment or to make any selection or determination, it may do so in its sole discretion or sole judgment. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
II.

ORGANIZATION
2.01Formation and Continuation. The Company was formed as a limited liability company under and pursuant to the Act by the filing of the Certificate. The Company is hereby continued upon the terms and conditions set forth in this Agreement. This Agreement amends and restates the Prior Agreement, which is hereby superseded in its entirety. The Managing Member shall file and record with the proper offices in the State of Delaware and any other state in which the Company conducts business, such further certificates and other filings as shall be required or advisable under the Act or applicable law. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. This Agreement shall constitute the limited liability company agreement between the Members within the meaning of the Act.
2.02Name and Principal Place of Business.
(a)Name. The name of the Company is “4750 Wilshire Blvd. (LA) Owner, LLC”. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.
(b)Principal Place of Business. The principal place of business and office of the Company shall be located at ℅ CIM Group, L.P., 4700 Wilshire Boulevard, Los Angeles, California 90010. Such principal place of business and office of the Company may be changed from time to time by the Managing Member.
2.03Term. The term of the Company commenced on the date of the filing of the Certificate pursuant to the Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article XI.
2.04Registered Agent, Registered Office and Foreign Qualification. The address of the Company’s registered office shall be at the offices of its registered agent, as set forth in the Certificate. The address of the Company’s registered office and registered agent of the Company may be changed from time to time by the Managing Member by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Delaware pursuant to the Act.
2.05Purposes. The sole business and purpose of the Company (the “Purposes”) shall be to (a) acquire, own, develop, construct, manage, operate, finance, refinance, sell and otherwise deal with and hold or dispose of any part of or all of the Property and (b) without limiting the generality of the foregoing, otherwise transact any and all lawful business for which a limited liability company may be organized under the Act that is incidental, necessary, desirable or appropriate to accomplish the foregoing.
2.06Powers. The Company shall have the power to do anything and everything necessary, suitable or proper for the accomplishment of or in furtherance of the Purposes, and to do every other act or acts, thing or things, incidental or appurtenant to or arising from or connected with any of the Purposes. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Managing Member as provided herein and subject to the terms, conditions and limitations hereof.
2.07Back Lot. The Members acknowledge that the Back Lot is currently part of the same legal parcel as the balance of the Property. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall be permitted without the consent of the other Members to (i) subdivide the Property such that the Back Lot becomes a separate legal parcel from the Property and (ii) after such subdivision, convey the Back Lot to any other Person (including any Affiliate of the Managing Member) (and the Managing Member shall be permitted to structure such subdivision and conveyance in any manner permitted under applicable law) at no expense to the Co-Investor Members, the Company or any of its Subsidiaries (unless any such expense is reimbursed by the CIM Member). The Co-Investor Members shall have no obligation to make Capital Contributions with respect to, and shall have no right to any distributions attributable to any revenue or proceeds (including sale proceeds) from, the Back Lot. In addition, no amounts contributed by the Managing Member to the Company to pay costs or expenses attributable to the Back Lot shall count as Capital Contributions. The CIM Member shall indemnify and hold the Company and the Co-Investor Members harmless from and against any and all claims or liabilities of any nature whatsoever, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of or in connection with the Company’s ownership of the Back Lot. For so long as the CIM Member or any Affiliate thereof owns the Back Lot, the Back Lot shall not be used or occupied for (i) any unlawful or illegal business, use or purpose, (ii) any obscene or pornographic purpose or any sort of commercial sex establishment, (iii) any use that constitutes a nuisance, public or private, (iv) a casino or any other gaming establishment, (v) a massage parlor, (vi) a public vending machine operation (excluding other uses that have ancillary vending machine services), (vii) an employment agency, (viii) a labor union, (ix) a factory of any kind, or (x) a check cashing operation (excluding commercial banks).
2.08Title Policy. The CIM Member has delivered the Title Policy to the Co-Investor Members prior to the Effective Date. After the subdivision is complete as set forth in Section 2.07, (1) the CIM Member, at its sole cost and expense, shall deliver an updated Title Policy to the Co-Investor Members with the updated legal description which excludes the Back Lot (which update may be in the form of an endorsement to the existing Title Policy), (2) the CIM Member shall not grant any easement over the Property in favor of the owner of the Back Lot if such easement would reasonably be expected to have a material adverse effect on the use or operation of the Property, (3) the CIM Member shall not permit any other restriction on the Property in connection with or related to the subdivision of the Property if such restriction would reasonably be expected to have a material adverse effect on the use or operation of the Property; and (4) the CIM Member shall in no event grant or permit any monetary liens on the Property in connection with or related to the subdivision of the Property.
III.

MEMBERS
3.01Members. The K-Co-Investor Member, the TA-Co-Investor Member, the TO-Co-Investor Member and the CIM Member are the only Members of the Company as of the Effective Date. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no other Person has the right to take part in the ownership of the Company.

3.02Limitation on Liability. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company. Except as otherwise expressly provided herein, the liability of each Member shall be limited to the amount of Capital Contributions made or required to be made by such Member in accordance with the terms of this Agreement.
IV.

CAPITAL
4.01Capital Contributions.
(a)Initial Capital Contribution. The Members acknowledge and agree that as of the Effective Date the CIM Member is deemed to have made a Capital Contribution to the Company in an amount equal to the value of the Property, which, as agreed among the Members, is $43,000,000 for purposes of this Agreement. The foregoing Capital Contribution of the CIM Member is referred to in this Agreement as the CIM Member’s “Initial Capital Contribution.” The Members acknowledge and agree that the CIM Member has a Capital Account balance as of the Effective Date (for the avoidance of doubt, including any Net Cash Flow achieved prior to the Effective Date and reinvested into the Company) equal to its Initial Capital Contribution.
(b)Additional Capital Contributions.
(i)Contributions Generally. From and after the Effective Date, no Member shall be required, or have the right, to make capital contributions to the Company except as set forth in this Section 4.01(b).
(ii)Management Fee Contributions. Each Member shall be required to make a Management Fee Contribution to the Company (by wire transfer in same day funds to an account specified by the Company) on the date that each quarterly installment of the Management Fee is due and payable by the Company pursuant to Section 13.18 below in the amount of such Member’s pro rata share (based upon Percentage Interest) of such quarterly installment. At least ten (10) Business Days prior to the due date of each installment of the Management Fee, the Managing Member shall notify each Member of the amount of such quarterly installment that must be paid by such Member by way of a Management Fee Contribution pursuant to this Section 4.01(b)(ii).
(iii)Catch-Up Contributions. Each Co-Investor Member shall be obligated, within ten (10) Business Days after written request from the Managing Member (which written request shall be made (x) on the Effective Date with respect to the K-Co-Investor Member, the TA-Co-Investor Member and the TO-Co-Investor Member or (y) promptly after any New Member becomes obligated to make a Catch-Up Contribution pursuant to the last sentence of Section 4.01(b)(iv)), it being understood that such New Member shall only be obligated to make a Catch-Up Contribution to the extent it is being transferred a portion of the CIM Member’s Initial Percentage Interest as set forth in Schedule 1, to make a Capital Contribution to the Company equal to its Percentage Interest of (x) the CIM Member’s Initial Capital Contribution minus (y) the projected net proceeds of the initial funding of the initial Project Loan (which the Members agree is $22,107,632 (the “Initial Project Loan Net Proceeds Amount”) and which net proceeds shall, upon the closing of such initial Project Loan, be distributed in full to the CIM Member); provided, however, that the aggregate Additional Capital Contributions made by a Co-Investor Member pursuant to this Section 4.01(b)(iii) and Section 4.01(b)(iv) (plus the aggregate of any Required Capital Shortfall Contributions and any

Required Capital Shortfall Loans made in connection with any failures to make such Additional Capital Contributions) shall in no event exceed the product of (a) the Percentage Interest of such Co-Investor Member multiplied by (b) the aggregate Capital Contributions of all Members pursuant to Section 4.01(a), this Section 4.01(b)(iii) and Section 4.01(b)(iv) (plus the aggregate of any Required Capital Shortfall Contributions and Required Capital Shortfall Loans made in connection with any failures to make such Capital Contributions, but subtracting from the amount of Capital Contributions made by the CIM Member (A) the amount of all distributions to the CIM Member pursuant to this Section 4.01(b)(iii) and (B) if not already received and distributed to the CIM Member pursuant to this Section 4.01(b)(iii), the Initial Project Loan Net Proceeds Amount). All Additional Capital Contributions made by Co-Investor Members under this Section 4.01(b)(iii) shall be referred to herein as “Catch-Up Contributions.” Each Catch-Up Contribution and the Initial Project Loan Net Proceeds Amount received by the Company shall promptly be distributed to the CIM Member. The parties agree that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Initial Capital Contribution and distribution of each Co-Investor Member’s Catch-Up Contribution and the Initial Project Loan Net Proceeds Amount shall be treated as an individual sale of an interest in the Property to each Co-Investor Member for an amount equal to such Co-Investor Member’s Catch-Up Contribution and such Co-Investor Member’s pro rata share (based on its Distribution Percentage Interest) of the Initial Project Loan Net Proceeds Amount and (ii) consistent with Situation 1 of Revenue Ruling 99-5, the CIM Member and each Co-Investor Member shall be treated as contributing their respective post-sale interest in the Property to the Company in exchange for their initial Interest thereby converting the Company from a disregarded entity to a partnership. For the avoidance of doubt, any Additional Capital Contributions made in response to a Capital Call (which Additional Capital Contributions are, as described in Section 4.01(b)(iv) below, to be retained and/or applied by the Company toward existing or expected future Company Cash Needs) are not, and shall not be deemed to be for any purpose hereunder, Catch-Up Contributions (which Catch-Up Contributions shall, as and when described above, be distributed to the CIM Member).
(iv)Capital Calls. From time to time as is necessary or desirable as a result of Company Cash Needs and/or expected future Company Cash Needs as determined by the Managing Member in its discretion, the Managing Member shall submit to the Members a written demand (“Capital Call”) for Additional Capital Contributions in respect of such Company Cash Needs. The Managing Member shall endeavor to deliver Capital Calls no more frequently than quarterly. Each Capital Call shall be in writing and shall state the aggregate amount of such Company Cash Needs, the basis therefor and each Member’s Contribution Percentage of the Additional Capital Contributions with respect thereto. Each Member shall, in respect of any Capital Call, be obligated (subject to Sections 4.01(b)(vi)(A) and 4.01(c)) to make an Additional Capital Contribution in the amount of its Percentage Interest of the total requested Additional Capital Contribution pursuant to such Capital Call (such percentage, as may be adjusted pursuant to the proviso clause of this sentence, being referred to herein as such Member’s “Contribution Percentage”). Subject to the provisions of this Section 4.01(b), each Additional Capital Contribution required pursuant to a Capital Call shall be funded by the applicable Member on a Payment Date ten (10) Business Days following the date the applicable Capital Call shall have been given (or such later Payment Date as may be stated therein) and shall be made by wire transfer of immediately available funds to the Company on or before such applicable Payment Date. If one or more Co-Investor Members (“New Member”) becomes obligated to make Additional Capital Contributions after one or more other Co-Investor Members have made Capital Contributions pursuant to Section 4.01(b)(iii) or this Section 4.01(b)(iv), such New Member(s) shall be obligated to make all of the Additional Capital Contributions called for in any Capital Call until such time as the aggregate Additional Capital Contributions made by each New Member pursuant to Section 4.01(b)(iii) and this Section 4.01(b)(iv) (including any such Additional Capital Contributions being made pursuant to such Capital Call) (plus the aggregate of any Required Capital Shortfall Contributions and any

Required Capital Shortfall Loans made in connection with any failures by such New Member to make such Additional Capital Contributions) is equal to such New Member’s Percentage Interest of the aggregate Capital Contributions made by all Members pursuant to Section 4.01(b)(i), Section 4.01(b)(iii) and this Section 4.01(b)(iv) (including any such Additional Capital Contributions being made pursuant to such Capital Call) (plus the aggregate of any Required Capital Shortfall Contributions and any Required Capital Shortfall Loans made in connection with any failures to make such Capital Contributions, but subtracting from the amount of Capital Contributions made by the CIM Member (A) the amount of all distributions to the CIM Member pursuant to Section 4.01(b)(iii) and (B) if not already received and distributed to the CIM Member pursuant to Section 4.01(b)(iii), the Initial Project Loan Net Proceeds Amount).
(v)Capital Call Defaults.
(A)If any Member (in such capacity, the “Defaulting Member”) fails to contribute all or any part of any Additional Capital Contribution that it is required to make pursuant to this Section 4.01 (its “Required Additional Capital”) by the applicable Payment Date therefor (each such failure, a “Required Capital Shortfall”), then the Managing Member (or, if the Managing Member is the Defaulting Member, any Co-Investor Member) (the “Curing Member”) in its discretion may (but shall not be obligated to) exercise one or more of the following remedies (or any other remedy available at law or in equity), without further notice to any Member:
(1)make an Additional Capital Contribution to the Company in an amount equal to all or a part of the Required Capital Shortfall (a “Required Capital Shortfall Contribution”) (which Required Capital Shortfall Contribution shall count against its Commitment Amount), in which event the Distribution Percentage Interest of the Defaulting Member shall be reduced (but not below zero) such that, immediately after such reduction, the Distribution Percentage Interest of the Defaulting Member shall be a percentage equal to the Defaulting Member’s Distribution Percentage Interest immediately prior to such reduction, less a percentage expressed as a fraction, the numerator of which is (x) one hundred fifty percent (150%) multiplied by (y) the amount of the Required Capital Shortfall Contribution, and the denominator of which is the aggregate Invested Capital of the Members (including such Required Capital Shortfall Contribution), and, concomitantly, the Distribution Percentage Interest of the Member(s) making such Required Capital Shortfall Contribution shall be increased by the same amount (pro rata based on the Required Capital Shortfall Contributions made by such Member(s)); provided, however, that the Curing Member shall give all non-Defaulting Members a reasonable opportunity (taking into account all relevant factors, including the Managing Member’s good faith judgment as to when the Company needs to or should receive the applicable funds) to participate in such Required Capital Shortfall Contribution in an amount up to their respective proportionate shares (pro rata in proportion to the respective Percentage Interests of all non-Defaulting Members) (or, for any non-Defaulting Member, as to a greater share, should any other non-Defaulting Member(s) fail to participate) of the Required Capital Shortfall; and/or
(2)make (or cause a Controlled Affiliate to make) a loan to the Company in an amount equal to all or a part of the Required Capital Shortfall (less the amount of any Required Capital Shortfall Contribution) (a “Required Capital Shortfall Loan”), which Required Capital Shortfall Loan will (x) bear interest at the rate equal to the lesser of (i) the maximum rate permitted under applicable law and (ii) the Specified Default Rate (as defined in Schedule 6) per annum, compounded quarterly, until repaid in accordance with Section 6.07, and (y) at the option of the Curing Member making such Required Capital Shortfall Loan, count against its Commitment

Amount; provided, however, that the Curing Member shall give all non-Defaulting Members a reasonable opportunity (taking into account all relevant factors, including the Managing Member’s good faith judgment as to when the Company needs to or should receive the applicable funds) to participate in such Required Capital Shortfall Loan in an amount up to their respective proportionate shares (pro rata in proportion to the respective Percentage Interests of all non-Defaulting Members) (or, for any non-Defaulting Member, as to a greater share, should any other non-Defaulting Member(s) fail to participate) of the Required Capital Shortfall; and/or
(3) (x) reduce the Capital Account of the Defaulting Member by the lesser of (i) fifty percent (50%) of the amount thereof immediately prior to the default and (ii) five hundred percent (500%) of the amount the Defaulting Member failed to contribute; (y) reduce the Invested Capital of the Defaulting Member by an amount equal to the lesser of (i) fifty percent (50%) of the amount thereof immediately prior to the default and (ii) five hundred percent (500%) of the amount the Defaulting Member failed to contribute; and (z) reduce the Distribution Percentage Interest of the Defaulting Member to a percentage equal to the quotient of the Defaulting Member’s Invested Capital, as adjusted pursuant to this clause (3), divided by the aggregate Invested Capital of the Members, and the amount of such reduction shall be credited to the Distribution Percentage Interest, as adjusted pursuant to this clause (3), of all non-Defaulting Members (pro rata in proportion to the respective Percentage Interests of all non-Defaulting Members).
In addition, the Managing Member may withhold all distributions to the Defaulting Member until any amounts owed to the Company (after taking into account any Required Capital Shortfall Contribution or Required Capital Shortfall Loan) are paid in full, and any amounts so withheld will be retained by the Company until distributed in accordance with Section 6.07 or used to pay Management Fees. Notwithstanding the foregoing provisions of this Section 4.01(b)(v), the Defaulting Member shall remain liable for the payment of its full Commitment Amount and any other amounts becoming due hereunder as if there were no adjustment in its Distribution Percentage Interest, Capital Account and/or Invested Capital as a result of such default, as if such default had not occurred.
(B)If the CIM Member fails to contribute all or any part of any Additional Capital Contribution which it is required to make pursuant to this Section 4.01 on or before the applicable Payment Date, then the Managing Member shall promptly notify the Co-Investor Members of such failure to fund. In such event, and if no Co-Investor Member elects to be a Curing Member in accordance with clause (A) above, (x) the Capital Call will be deemed a discretionary (and not required) Capital Call for the Co-Investor Members pursuant to Section 4.01(b)(vi), and (y) any Co-Investor Member may in its discretion direct the Managing Member to, and the Managing Member shall promptly upon receipt of such direction, return to such Co-Investor Member the applicable Additional Capital Contribution made by it.
(C)Notwithstanding anything to the contrary in this Agreement (including Section 4.01(b)(v)(A)), if any Co-Investor Member is a “Defaulting Member” or otherwise does not make all or any portion of a Capital Contribution that it is required to make pursuant to this Agreement, then such Co-Investor Member shall be subject to such penalties, forfeitures and/or other remedies as may be agreed to between the Managing Member and such Co-Investor Member.

(vi)Discretionary Capital Calls.
(A)Notwithstanding anything to the contrary in the foregoing provisions of this Section 4.01(b), if a Capital Call is made after a Member has funded its entire Commitment Amount (plus, in the case of the CIM Member, the amount of any distributions to the CIM Member pursuant to Section 4.01(b)(iii) and, if not already received and distributed to the CIM Member pursuant to Section 4.01(b)(iii), the Initial Project Loan Net Proceeds Amount, and less, in the case of each applicable Member, the aggregate amount of any Required Capital Shortfall Contributions and any Required Capital Shortfall Loans (but only to the extent such Member elected at the time of making such Required Capital Shortfall Loan to count it against its Commitment Amount) made by such Member) (any such Member, a “Fully-Funded Member”), then such Capital Call shall be deemed discretionary, and not required, as pertaining to such Fully-Funded Member, and such Fully-Funded Member receiving such Capital Call may (but shall not be obligated to) contribute up to its respective Contribution Percentage of the amount of such Capital Call as an Additional Capital Contribution (any such contribution, a “Discretionary Capital Contribution”). Each Discretionary Capital Contribution, if made, shall be funded by the applicable Fully-Funded Member on a Payment Date ten (10) Business Days following the date the applicable Capital Call shall have been given (or such later Payment Date as may be stated therein) and shall be made by wire transfer of immediately available funds to the Company on or before such applicable Payment Date.
(B)If a Fully-Funded Member shall fail to (or elect to not) make a Discretionary Capital Contribution (or if the Discretionary Capital Contribution which a Member elects to make is less than its Contribution Percentage of the total requested Additional Capital Contribution pursuant to such Capital Call) by the applicable Payment Date (the Member making none, or less than its Contribution Percentage of such total requested Additional Capital Contribution being referred to as a “Declining Member,” and the amount of such deficiency in such Declining Member’s Discretionary Capital Contribution being herein referred to as a “Discretionary Capital Shortfall”), then the Managing Member in its discretion may (but shall not be obligated to), without further notice to any Co-Investor Member, (1) make an Additional Capital Contribution to the Company in an amount equal to all or a part of the Discretionary Capital Shortfall (a “Discretionary Capital Shortfall Contribution”), and/or (2) make (or cause a Controlled Affiliate to make) a loan to the Company in an amount equal to all or a part of the Discretionary Capital Shortfall (less the amount of any Discretionary Capital Shortfall Contribution) (each, a “Discretionary Capital Shortfall Loan”); provided, however, that the Managing Member shall give all non-Declining Members a reasonable opportunity (taking into account all relevant factors, including the Managing Member’s good faith judgment as to when the Company needs to or should receive the applicable funds) to participate in such Discretionary Capital Shortfall Contribution and/or a Discretionary Capital Shortfall Loan, as applicable in an amount up to their respective proportionate shares (pro rata in proportion to the respective Percentage Interests of all non-Declining Members) (or, for any non-Declining Member, as to a greater share, should any other non-Declining Member(s) fail to participate) of the Discretionary Capital Shortfall. Each Discretionary Capital Shortfall Loan will (x) bear interest at the rate equal to the lesser of (i) the maximum rate permitted under applicable law and (ii) the Specified Discretionary Rate (as defined in Schedule 6) per annum, compounded quarterly, until repaid in accordance with Section 6.07, (y) not be credited to the Capital Account of the Member making such Discretionary Capital Shortfall Loan or be treated as a contribution of capital hereunder, and (z) at the option of the Member making such Discretionary Capital Shortfall Loan, count against its Commitment Amount. Each Discretionary Capital Shortfall Contribution shall count against the Commitment Amount of the Member who makes such contribution and shall be credited to such Member’s Capital Account. For the avoidance of doubt, no Member may make a Discretionary Capital Shortfall Contribution or a Discretionary Capital Shortfall Loan unless it has contributed to the Company the full amount of its Contribution Percentage (if any) of the applicable Capital Call.

(vii)Increasing Commitment Amount to Fill Gap Equity. At any time, and from time to time, the CIM Member may increase the CIM Commitment Amount, or offer the Co-Investor Members an opportunity to increase their respective Commitment Amounts (pro rata based on the relative Percentage Interests of the Members at the time of such offer) and, effective upon the making of such additional commitment by the CIM Member or any Co-Investor Member, (1) the applicable Commitment Amount shall be increased by the amount of such commitment and (2) the Percentage Interests of the Members shall be appropriately adjusted; provided, however, that, prior to the CIM Member increasing the CIM Commitment Amount or offering a Co-Investor Member an opportunity to increase its Commitment Amount, the Company shall offer each other Member an opportunity to increase its Commitment Amount by an amount equal to its pro rata share of such additional commitment (which share shall be determined based on the relative Percentage Interests of the Members at the time of such offer) and, in the event any Member does not elect to increase its Commitment Amount, the Company will offer such participating Members with another opportunity to increase its Commitment Amount by an amount equal to its pro rata share of such remaining commitment (which share shall be determined based on the Percentage Interests of the Members at the time of such offer (taking into account the prior election to increase its Commitment Amount)) following the procedure set forth in the second, third and fourth sentences of Section 9.03.
(viii)Excess Equity. If, as of the date of the closing of any Project Loan, the sum of (x) the maximum principal amount of such Project Loan (plus the aggregate maximum principal amount of any other Project Loans which are outstanding), plus (y) the aggregate of all Members’ Commitment Amounts, exceeds the Total Project Cost (any such excess, the “Total Equity Excess”), then, at the Managing Member’s option and to the extent permitted under such Project Loans, (i) the Commitment Amount of each Member shall be reduced by an amount equal to such Member’s Percentage Interest of the Total Equity Excess and (ii) if all or any of the Total Equity Excess has been contributed to the Company prior to such date (such contributed amounts, the “Contributed Excess”), the first borrowings under such Project Loan, up to the aggregate amount of the Contributed Excess, shall be distributed to the Members in accordance with Section 6.07, subject to the terms of such Project Loan.
(ix)Reduction of CIM Commitment Amount Upon Additional Co-Investor Member Equity. At any time and from time to time the CIM Member may, at its option, reduce the CIM Commitment Amount to reflect the amount of the Commitment Amount of any transferee of a portion of the CIM Member’s Interest (or the increase in the Commitment Amount of such transferee, if such transferee is an existing Co-Investor Member) pursuant to Article IX. For the avoidance of doubt, no such transfer of a portion of the CIM Member’s Interest shall result in a reduction of any Co-Investor Member’s Distribution Percentage Interest or Commitment Amount.
(x)Managing Member Loans. If at any time, and from time to time, in the good faith judgment of the Managing Member, the funds then available to the Company out of reserves or other available cash are insufficient to meet the Company Cash Needs on a timely basis, and due to timing constraints, project sequencing, consequences under federal, state, or local tax laws, or for any other valid business reason it is not advisable to wait until the funding of such Company Cash Needs through (1) Additional Capital Contributions (or Required Capital Shortfall Loans or Discretionary Capital Shortfall Loans) or (2) expected proceeds from a new debt financing or any other source (“Expected Proceeds”), the Managing Member may elect, in its sole discretion, to make an interim, short-term loan to the Company (a “Managing Member Loan”) for the purpose of meeting the Company Cash Needs (A) with respect to clause (1) of this sentence, either pending the making of a Capital Call (which the Managing Member shall promptly make in order that such Managing Member Loan may be repaid) or after the making of a Capital Call but pending receipt of Additional Capital Contributions (or Required Capital Shortfall Loans or Discretionary Capital Shortfall Loans)

from the Members or (B) with respect to clause (2) of this sentence, pending the receipt of the Expected Proceeds. Each Managing Member Loan shall bear interest at a rate equal to the lesser of (x) the Managing Member Loan Rate (as defined on Schedule 6) per annum and (y) the maximum rate permitted under applicable law, until repaid with the Expected Proceeds or the applicable Additional Capital Contributions (or Required Capital Shortfall Loans or Discretionary Capital Shortfall Loans, if applicable) received with respect to a Capital Call (the Members hereby agreeing that the proceeds of such Capital Call shall first be used to repay all interest on, and then the principal of, the applicable Managing Member Loan) or otherwise in accordance with Section 6.07. Any such amount funded by a Managing Member Loan shall not be credited to the Managing Member’s Capital Account and will not be treated as a contribution of capital hereunder, nor shall it count against the CIM Commitment Amount. The Managing Member shall promptly notify the Co-Investor Members of any decision to make a Managing Member Loan (which notice may be included within the Capital Call made to repay the same).
(c)Maximum Required Capital Contributions. Notwithstanding any provision in this Agreement to the contrary, in no event shall a Member be obligated to make aggregate Capital Contributions (including pursuant to Sections 4.01(a), 4.01(b)(iii) and 4.01(b)(iv) but excluding Management Fee Contributions) to the Company in excess of the sum of (1) its Commitment Amount, plus (2) in the case of the CIM Member, the amount of any distributions to the CIM Member pursuant to Section 4.01(b)(iii) and if not already received and distributed to the CIM Member pursuant to Section 4.01(b)(iii), the Initial Project Loan Net Proceeds Amount.
(d)No Defaulting Member shall be counted as a Member for voting purposes hereunder. No Defaulting Member’s Interest shall be counted in connection with the giving or withholding of any consent or approval and no Defaulting Member shall be entitled to exercise any other consent or approval right hereunder (and with respect to any matter that specifically requires the consent or approval of a particular Member pursuant to the terms hereof, such matter shall be deemed to have been consented to or approved by such Co-Investor Member if such Co-Investor Member is a Defaulting Member).
(e)In the event that there is a Defaulting Member, the Managing Member may deliver to the non-Defaulting Member(s) a capital call, requiring such non-Defaulting Member(s) to make an additional contribution to the Company pro rata in proportion to their relative remaining Commitment Amounts, in an aggregate amount equal to the amount such Defaulting Member failed to contribute to the Company. For the avoidance of doubt, any capital call pursuant to this Section 4.01(e) shall not increase any non-Defaulting Member’s Commitment Amount, and any amount contributed by any Co-Investor Member pursuant to a capital call delivered pursuant to this Section 4.01(e) shall reduce such Co-Investor Member’s Commitment Amount. Any capital call delivered pursuant to this Section 4.01(e) shall include the name of the Defaulting Member, a description of the remedies (if any) that have been exercised by the Managing Member against the Defaulting Member as of the date of delivery of such capital call and, to the extent applicable, the revised Capital Account, Invested Capital and Distribution Percentage Interest of each non-Defaulting Member resulting from the exercise against the Defaulting Member of the remedy described in Section 4.01(e) hereof.
4.02Contribution Restriction. No contributions or advances to the Company or any Subsidiary thereof by any Member shall be required of or permitted by the Members other than expressly provided in Section 4.01 and Section 6.04.
4.03Return of Contributions. Except upon the dissolution of the Company or as otherwise provided in this Agreement, no Member shall have the right to demand a withdrawal, reduction or return of its Capital Contributions or receive interest thereon. No Capital Contribution may be returned in the form of property or other assets other than cash.

4.04Loans to the Company; Interest. Except for Required Capital Shortfall Loans, Discretionary Capital Shortfall Loans and Managing Member Loans or as otherwise expressly provided herein, (x) no Member shall be required to make any loan or advance to the Company or any of the Subsidiaries, nor shall the Company or any of its Subsidiaries be required under this Agreement to accept any loans or advances offered by any Member, and (y) no Capital Contributions shall bear interest or otherwise entitle the contributing Member to any compensation.
4.05No Creditor Reliance. The provisions of this Article IV are intended only to govern the obligations of the Members inter se, and shall not be enforceable against the Members by any creditor of the Company or any creditor of any Member, or by any party claiming by or through any such creditor or any Member.
4.06Intentionally Deleted.
4.07Recalling of Capital. Each Member’s Commitment Amount shall be increased by the Recall Percentage (as defined below) of the amount of Net Proceeds from the sale of any asset of the Company or any Subsidiary thereof distributed to such Member in accordance with Section 6.07 (the amount of such increase with respect to a Member, a “Recallable Amount”); provided, however, that any such increase shall only apply with respect to Capital Calls made (x) within the time period after the applicable distribution designated by the Managing Member in a written notice to the Members given no later than the date of the applicable distribution of Net Proceeds and (y) for expenses and liabilities directly related to the applicable sold asset and the sale thereof. As used herein, the term “Recall Percentage” shall mean the percentage (which shall be the same for each Member) designated by the Managing Member in a written notice to the Members given no later than the date of the applicable distribution of Net Proceeds and shall represent the Managing Member’s good faith estimate of the percentage of the Net Proceeds distributed that may need to be recontributed to the Company as a result of the expenses and liabilities described in the preceding sentence and the time period for which recovery might be needed. Notwithstanding anything to the contrary contained in this Agreement, Capital Calls (up to the Recallable Amount applicable to a Member) to each Co-Investor Member that satisfy the conditions of clauses (x) and (y) above shall be funded by the Members, pro rata in accordance with their respective Distribution Percentage Interests, provided that the amount allocated to each Co-Investor Member shall be funded (1) first, the Specified Distribution Percentage (as defined in Schedule 6) by the CIM Member and the balance by such Co-Investor Member, until such time as the CIM Member has made Capital Contributions in respect of such Capital Calls under this clause (1) in an amount equal to the amount of distributions that it received pursuant to clause (7)(C) of Section 6.07 below, (2) second, the Specified Distribution Percentage by such Co-Investor Member and the balance by the CIM Member, until such time as the CIM Member has made Capital Contributions in respect of such Capital Calls under this clause (2) in an amount equal to the amount of distributions that it received pursuant to clause (7)(B) of Section 6.07 below, (3) thereafter, 100% by such Co-Investor Member.
V.

CAPITAL ACCOUNTS
5.01Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code and Sections 1.704-1(b) and 1.704-2 of the Regulations. Each Member’s Capital Account shall be as set forth in the Company’s books and records.

5.02Adjustments. The Capital Account of each Member shall be increased by (i) the amount of any cash contributed by such Member to the capital of the Company, (ii) the Book Value of any property or other assets contributed by such Member to the capital of the Company (net of liabilities that the Company is considered to assume, or take property subject to, under Section 752 of the Code), (iii) such Member’s share of Net Profits (as determined in accordance with Section 6.01) and (iv) any income and gain allocated to such Member pursuant to Section 6.02. The Capital Account of each Member shall be decreased by (w) the amount of all cash distributions to such Member, (x) the Book Value of any property or other assets distributed to such Member by the Company (net of liabilities that the Member is considered to assume, or take property subject to, under Section 752 of the Code), (y) such Member’s share of Net Losses (as determined in accordance with Section 6.01), and (z) any deductions and losses allocated to such Member pursuant to Section 6.02.
5.03Negative Capital Accounts. No Member shall be required to make up a negative balance in its Capital Account.
5.04Transfers. If any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest so transferred.
5.05Capital Account Balance. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to Sections 6.01 and 6.02 and all contributions and distributions made prior to the time as of which such determination is to be made.
VI.

ALLOCATIONS AND DISTRIBUTIONS
6.01Allocations of Net Profit and Net Loss. Except as otherwise provided herein, Net Profit and Net Loss shall be allocated among the Capital Accounts of the Members with respect to each Fiscal Year, as of the end of such Fiscal Year, in a manner that as closely as possible gives economic effect to the provisions of this Article VI, Article XI and the other relevant provisions of this Agreement.
6.02Regulatory Allocations.
(a)Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Section 1.704-2(i) of the Regulations), if any, of the Company shall be allocated for each period to the Member that bears the economic risk of loss within the meaning of Section 1.704-2(i) of the Regulations and (ii) “nonrecourse deductions” (as defined in Section 1.704-2(b) of the Regulations) and “excess nonrecourse liabilities” (as defined in Section 1.752-3(a) of the Regulations), if any, of the Company shall be allocated to the Members in accordance with their respective Distribution Percentage Interests.
(b)This Agreement is intended to comply with Section 704(b) of the Code and the Regulations thereunder as in effect on the Effective Date, and shall be considered to include a “Qualified Income Offset” and “Minimum Gain Chargeback,” as defined in such Regulations, and if any Net Profits or Net Losses are allocated pursuant to such a “Qualified Income Offset” or “Minimum Gain Chargeback,” then, subsequently, Net Profits and Net Losses shall, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder, be allocated among the Members in the manner and to the extent necessary to effectuate the intent of the Members as indicated in Section 11.03(a)(iii), and the provisions of Sections 6.01 and 6.07 shall be adjusted accordingly.
(c)To the extent that Net Loss or items of loss or deduction otherwise allocable to a Member hereunder would cause such Member to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such Net Loss, or items of loss or deduction, relate (after taking into account the allocation of all items of income and gain for such taxable period), such Net Loss, or items of loss or deduction, shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.01 as if such Member were not a Member.
(d)If any Member has an Adjusted Capital Account Deficit at the end of any taxable year, each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.02(d) shall be made only to the extent such Member’s Adjusted Capital Account Deficit would increase if all other allocations provided for in this Article VI were made as if Section 6.02(c) and this Section 6.02(d) were not in this Agreement.
(e)Any allocations required to be made pursuant to Sections 6.02(a), (c) or (d) (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other Regulatory Allocations) shall be taken into account, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder, in computing subsequent allocations of income, gain, loss or deduction pursuant to Section 6.01 so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.01 had such Regulatory Allocations under this Section 6.02 not occurred.
(f)The provisions of this Article VI (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Regulations, and to the extent unintentionally inconsistent with such Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Regulations. Recognizing the complexity of the allocations pursuant to this Article VI, the Managing Member is authorized to modify these allocations (including by making allocations of gross items of income, gain, loss or deduction rather than allocations of net items) to ensure that they achieve the intended results, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder.
6.03Tax Allocations.
(a)For U.S. federal income tax purposes, except as otherwise provided in this Section 6.03, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to Sections 6.01 and 6.02.
(b)In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Book Value upon its contribution (or deemed contribution) using any “method” chosen by the Company Representative in its discretion as permitted by Section 1.704-2 of the Regulations. If the Book Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and the

Book Value of such Company asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder.
(c)If a Member acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during a taxable year, the Net Profit or Net Loss (and other items referred to in Sections 6.01 and 6.02) attributable to any such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder that is selected by the Company Representative.
6.04Withholding. The Company at all times shall be entitled to make payments with respect to each Member in amounts that the Managing Member determines in its discretion the Company is required by law to withhold or pay to any U.S. federal, state, local or foreign taxing authority (“Taxing Authority”) with respect to any distribution or allocation of income or gain to such Member and to withhold (or deduct) legally required amounts from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.04 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member hereunder that is not withheld from actual distributions to the Member, then the Member shall reimburse the Company for the amount of such payment, within ten (10) Business Days of written demand therefor. The amount of a Member’s reimbursement obligation under this Section 6.04, to the extent not paid, shall bear interest at a rate equal to the lesser of (x) the maximum rate permitted under applicable law and (y) fifteen percent (15%) per annum per annum, compounded quarterly, and shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder and shall be deemed distributed to the Member in question for all purposes under this Agreement. Each Member’s reimbursement obligation under this Section 6.04 shall continue after such Member transfers its Interest or after a withdrawal by such Member. Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member. Any amount payable as indemnity under this Section 6.04 by a Member will be paid promptly to the Company, and if not so paid, the Company will be entitled to retain any distributions due to such Member for all such amounts, and such amounts will not be credited to such Member’s Capital Account, will not be treated as a contribution of capital and shall be deemed distributed to the Member in question for all purposes under this Agreement. To the extent any Member Specific Taxes arise (other than any Member Specific Taxes subject to the other provisions of this Section 6.04), such Member Specific Taxes shall be treated as an advance of distributions that otherwise would be made pursuant to Section 6.07 to the Member to which such Member Specific Taxes relate, and shall reduce the amount of the next succeeding distribution or distributions that would otherwise have been made to such Member.
6.05Documentation. Each Member agrees (a) to assist the Company or any Subsidiary thereof in determining the extent of, and in fulfilling, its withholding, reporting or other tax obligations and (b) to furnish the Company or any Subsidiary thereof with any representations, forms or information as shall reasonably be requested by the Company, including where such request is made due to changes in law made after the Effective Date and including forms or information with respect to a Member’s direct or indirect beneficial owners, (i) to assist the Company or any Subsidiary thereof in determining the extent of, and in fulfilling, its withholding, reporting or other tax obligations, (ii) as will permit payments or allocations of income made to or by the Company or any Subsidiary thereof to be made without withholding or at a reduced rate of withholding, (iii) in order to reduce the amount of taxes borne by the Company or any Subsidiary thereof or (iv) that the Managing Member deems necessary to ensure compliance with any laws or regulations applicable to the Company or its business. Each

Member (A) represents and warrants that any such information and forms furnished by such Member (except with respect to any such information that was provided to such Member, or that is based upon incorrect information that was provided to such Member, by the Company) are and at all times shall be true, correct and complete, (B) agrees to promptly update any such information or forms if at any time the Member becomes aware that such previously provided information or forms are no longer true, correct and complete, upon the expiration, invalidity or obsolescence of any such provided forms or representations, or if requested to do so by the Company, and (C) agrees to indemnify the Company, any Subsidiary thereof and each of the Members on an after-tax basis from any and all damages, costs and expenses resulting from a breach by such Member of the foregoing representation, warranty and/or agreement. In the event of any claimed over-withholding, a Member shall be limited to an action against the Taxing Authority in the applicable jurisdiction.
6.06Tax Matters.
(a)Company Representation in Tax Matters. The Company Representative shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity. In such regard, the authority of the Company Representative shall include, without limitation, the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and the authority to make the election under Section 6226 of the BBA Rules and any similar state and local authority in connection with any audit. The Company Representative shall keep the Members informed of any material administrative and judicial proceedings and any election described in the preceding sentence. Any Member that is in dispute with any tax authority in relation to a matter relating to the Company shall notify the Company Representative within 30 days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Company Representative reasonably determines that the matter is of material relevance to the tax position of the Company, such Member shall consult in good faith with the Company Representative as to how that dispute is to be handled. Any Member that enters into a settlement agreement with respect to any Company item shall notify the Company Representative of such settlement agreement and its terms within 30 days after the date of settlement. Each Member shall provide the Company Representative any tax information reasonably requested (including providing information in connection with Section 743 of the Code) so that the Company Representative can implement the provisions of this Section 6.06(a) (including by making any election permitted hereunder), can file any tax return of the Company, and can conduct any tax audit or similar proceeding of the Company. The provisions of this Section 6.06(a) shall survive any liquidation and dissolution of the Company and any withdrawal by a Member. The Company Representative shall be reimbursed by the Company for any reasonable third party expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in its capacity as Company Representative.
(b)Company Tax Liability. If any Entity Taxes are imposed on or otherwise payable by the Company (including the Company’s share of Entity Taxes imposed on any subsidiaries of the Company), the Company Representative shall allocate among the Members such Entity Taxes in a reasonable manner taking into account any modifications attributable to a Member pursuant to Section 6225(c) of the BBA Rules (if applicable) and any similar state and local authority. To the extent that a portion of the Entity Taxes for a prior year relates to a former Member, the Company may require a former Member to indemnify the Company for its allocable portion of such Entity Taxes. Each Member acknowledges that, notwithstanding the Transfer or redemption of all or any portion of its interest in the Company, pursuant to this Section 6.06(b) it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such Transfer or redemption pursuant to this Section 6.06(b). The Members acknowledge and agree that the Company Representative shall be permitted to take any actions to avoid Entity Taxes being imposed on the Company or any of its subsidiaries under the BBA Rules.
(c)Tax Elections. At the written request of a Member (and with the consent of the Company Representative), the Company shall make a timely election to adjust the tax basis of the Company’s assets under Section 754 of the Code (and any corresponding provision of state and local law) provided that such Member (or its successor in interest) compensates the Company for its reasonable out-of-pocket tax compliance costs resulting from such election. In addition, if the Company Representative reasonably determines that it is necessary for the Company to comply with any tax laws, the Members shall cooperate to provide the Company with all information necessary for compliance with such tax laws. The Company Representative shall have the sole discretion to make any or all other tax elections; provided, however, that no election shall be made for the Company to be excluded from the application of the provisions of Subchapter K of the Code and no election shall be made for the Company or its Subsidiaries to be treated as a corporation for U.S. federal income tax purposes.
(d)Tax Returns. The Company Representative shall promptly prepare or cause to be prepared, and shall timely file or cause to be timely filed, any tax returns, information returns, applications, elections and other instruments and documents required under applicable tax law to be filed by the Company and/or any of its Subsidiaries at the sole expense of the Company or such Subsidiary, as applicable.
6.07Distributions.
(a)The amount and timing of distributions of Available Cash to the Members shall be at the discretion of the Managing Member, but generally shall be made quarterly, without any consent of or resolutions from the Members being required. If the Managing Member elects not to make a distribution during any quarter, it shall notify the Members of the grounds therefor as soon as reasonably possible. Subject to Section 4.01(b)(iii) (regarding a distribution of initial Project Loan net proceeds to the CIM Member), Section 4.01(b)(v) (regarding penalties, forfeitures and/or other remedies that may be imposed on a Defaulting Member), Section 6.07(b) (regarding Tax Distributions) and Section 11.03 (regarding distributions in liquidation), Available Cash shall be distributed, subject to the preceding sentence, as follows: (1) first, to pay all accrued and unpaid interest on any Managing Member Loans, pro rata in accordance with the amount of such interest on each such loan then unpaid, (2) second, to pay all outstanding principal on any Managing Member Loans, pro rata in accordance with the amount of such principal on each such loan then unpaid, (3) third, to pay all accrued and unpaid interest on any Required Capital Shortfall Loans, pro rata in accordance with the amount of such interest on each such loan then unpaid, (4) fourth, to pay all outstanding principal on any Required Capital Shortfall Loans, pro rata in accordance with the amount of such principal on each such loan then unpaid, (5) fifth, to pay all accrued and unpaid interest on any Discretionary Capital Shortfall Loans, pro rata in accordance with the amount of such interest on each such loan then unpaid, (6) sixth, to pay all outstanding principal on any Discretionary Capital Shortfall Loans, pro rata in accordance with the amount of such principal on each such loan then unpaid, and (7) seventh, to the Members pro rata in accordance with their respective Distribution Percentage Interests; provided that distributions to each Co-Investor Member pursuant to this clause (7) shall be made as follows: (A) first, 100% to such Co-Investor Member until such Co-Investor Member shall have received an IRR of at least the Preferred Return Rate (as defined on Schedule 6) on all of its Invested Capital (as the same may have been adjusted pursuant to Section 4.01(b)), (B) second, (x) the Specified Distribution Percentage to such Co-Investor Member, and (y) the balance to the CIM Member, until such time that the CIM Member has received cumulative distributions pursuant to this clause (B) equal to the Specified Distribution Percentage of the excess of (I) the aggregate amounts distributed and previously distributed to such Co-Investor Member pursuant to clauses (A) and this clause (B) of this

Section 6.07(a) over (II) the aggregate Invested Capital of such Co-Investor Member and (C) thereafter, (x) the Specified Distribution Percentage to the CIM Member and (y) the balance to such Co-Investor Member.
(b)If, as of any date, the Aggregate Tax Liability (as defined below) of the CIM Member exceeds the aggregate amounts previously distributed to the CIM Member pursuant to Section 6.07(a) hereof through such date, such excess shall be distributed to the CIM Member from the next amounts otherwise distributable under Section 6.07(a) (each such distribution a “Tax Distribution”). Each Tax Distribution shall be treated as an advance of distributions that otherwise would be made to the CIM Member pursuant to Section 6.07(a) hereof. If subsequent distributions to the Co-Investor Members are not sufficient to repay any Tax Distributions made by the Company to the CIM Member which have not been recontributed by the CIM Member then, immediately prior to the dissolution of the Company, the CIM Member shall recontribute to the Company an amount equal to such deficiency. All amounts recontributed by the CIM Member to the Company pursuant to the immediately preceding sentence shall be distributed to the Members in accordance with Section 6.07(a) hereof. For this purpose, the “Aggregate Tax Liability,” as of any date, shall mean the product of (x) the sum of all Net Profits allocated to the CIM Member pursuant to Section 6.01 hereof on or prior to such date less the sum of all Net Losses allocated to the CIM Member pursuant to Section 6.01 hereof on or prior to such date multiplied by (y) the Tax Rate. Prior to any date on which the CIM Member is required to make payments of estimated federal, state or local income tax, the CIM Member may timely submit to the Company an estimate made in good faith of any such excess of the Aggregate Tax Liability over the aggregate distributions and be entitled promptly to receive the distribution to which the CIM Member is entitled pursuant to this Section 6.07(b). Each year, within thirty (30) days following the date on which the CIM Member files its annual tax returns, the CIM Member shall calculate its Aggregate Tax Liability for all periods ending on or before the period covered by such tax returns. In the event that the sum of (I) all Tax Distributions received by the CIM Member on or prior to the last day of the period covered by such tax returns that have not previously been repaid by the CIM Member or offset against amounts that would otherwise have been distributed to the CIM Member plus (II) all other distributions received by the CIM Member pursuant to Section 6.07(a) hereof on or prior to the last day of the period covered by such tax returns exceeds the amount of the CIM Member’s Aggregate Tax Liability for all such prior periods, the CIM Member shall promptly recontribute to the Company, in repayment of Tax Distributions, up to the amount of such excess.
6.08Fees and Reimbursements.
(a)Property Management Fee. The Company shall pay to the Managing Member (or a Controlled Affiliate of CMCT or CIM Group designated by the Managing Member) (in either case, the “CIM PM”), for property management services rendered to the Company, a monthly property management fee equal to the excess of (x) three percent of the gross revenues from the Property for such month over (y) the fees paid to any third party property manager for such month. In addition, the Company shall reimburse the CIM PM for Allocable Costs and Expenses incurred by the CIM PM in connection with the management of the Property. The Company and the CIM PM shall be party to a property management agreement in respect of the Project, and the current property management agreement is the Initial PMA/DMA.
(b)Development Fee. The Company shall pay to the Managing Member (or a Controlled Affiliate of CMCT or CIM Group designated by the Managing Member) (in either case, the “CIM DM”) a development management fee (the “CIM Development Fee”) equal to the excess of (x) four percent of the Gross Development Cost over (y) the fees paid to any third party development manager for such month. The CIM Development Fee shall be payable monthly over the course of development of the Project, as set forth in, and subject to the provisions of, the Initial PMA/DMA. In addition, as set forth in, and subject to the provisions of, the Initial PMA/DMA, the Company shall reimburse the CIM DM for Allocable Costs and Expenses incurred by the CIM DM (without fee or mark-up and without duplication of the Allocable Costs and Expenses reimbursed to the CIM PM) in connection with the design and completion of construction and lease-up of the Project.
VII.

MANAGEMENT
7.01Management; Major Decisions.
(a)The CIM Member shall be the “Managing Member” of the Company. The Managing Member shall manage the day-to-day business and affairs of the Company and its Subsidiaries and may exercise all powers of the Company and do all lawful acts and things as are not prohibited by the Act, the Certificate or this Agreement directed or required to be exercised or done by the Members or with the prior consent or approval of any other Members in their capacity as members of the Company. The Managing Member shall discharge the duties of the Managing Member under the Act, the Certificate and this Agreement without compensation or reimbursement from the Company, except as expressly set forth herein. The CIM Member shall not resign as the Managing Member of the Company without the approval of a Co-Investor Member Majority-in-Interest.
(b)The authority of the Managing Member under this Agreement expressly shall be subject in all respects to the right and authority of a Majority-in-Interest to approve all Major Decisions (as defined in Schedule 6), all of which shall apply equally to the Company and each Subsidiary whether or not so specified.
7.02Limited Power and Duties of the Members. Except as expressly provided in this Agreement or as expressly required (and cannot be waived) by the Act, no Member (other than the Managing Member) shall have any power to participate in the management of the Company or to make any decisions or take any actions on behalf of the Company or any of its Subsidiaries. Unless expressly and duly authorized in writing to do so by the Managing Member, no other Member, in its capacity as such, shall have any power or authority to bind or act on behalf of the Company in any way, to pledge the Company’s credit or to render the Company liable for any purpose.
7.03Delegation to Officers. The Managing Member shall be entitled to appoint individuals to serve as officers and directors of the Company and the Subsidiaries, with such powers, including the power to bind the Company and the Subsidiaries, and subject to such limitations, as the Managing Member may from time to time determine (but in no event with any greater authority than that granted to the Managing Member under this Agreement). If granted the power to bind the Company or any Subsidiary, any such officer’s or director’s execution of any agreement on behalf of the Company within the due authority of such officer shall be sufficient to bind the Company for all purposes.
7.04Other Activities. Each Member hereby acknowledges and agrees that: (i) each other Member (including the Managing Member) and/or its respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, has or may in the future have other business interests, activities and investments that may directly or indirectly be in conflict or competition with the business of the Company or its Subsidiaries, including the Property; (ii) such other Member and/or its respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates are entitled to carry on such other business interests, activities and investments; and (iii) neither the Company, its Subsidiaries nor the other Members shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any of its Subsidiaries (including the Property), shall not be deemed wrongful or improper.
7.05Fiduciary Duties. The Managing Member shall have the same fiduciary duty, responsibility and obligation to the Company and the other Members, and the same duty of loyalty, care, good faith and fair dealing, as a general partner owes each other partner in a general partnership under the laws of the State of Delaware.
7.06No Dissolution or Resignation. Except in connection with the dissolution of the Company pursuant to Section 11.01, without the consent of all of the Members, no Member will take any actions, or permit any actions within its control to be taken, that would cause the dissolution of the Company pursuant to the Act. Subject to Section 9.04, no Member will have the right to resign as a Member of the Company.
7.07Removal of the Managing Member. A Removal Quorum (as defined in Schedule 6) shall have the right to remove the CIM Member as the Managing Member and appoint a replacement Managing Member upon the occurrence of Cause (as defined in Schedule 6). A Co-Investor Member Majority-in-Interest shall exercise the rights set forth in this Section 7.07 by giving written notice thereof to the Managing Member (the “Removal Notice”), which Removal Notice shall specify the reason for such removal. Any removal of the Managing Member pursuant to this Section 7.07 shall be effective as of the date which is set forth in such Removal Notice or, if later, the date on which a replacement Managing Member shall have been appointed and, if applicable, admitted to the Company (the later of such dates, the “Removal Date”). In the event that the CIM Member is removed as Managing Member pursuant to this Section 7.07, (x) all outstanding Required Capital Shortfall Loans made by the Managing Member, if any, and the accrued and unpaid interest thereon, and (y) any accrued but unpaid Management Fees with respect to any period prior to the Removal Date, shall be paid in full to the CIM Member (or the applicable Affiliate thereof in the case of Management Fees) on the Removal Date. In addition, if the Managing Member is removed pursuant to this Section 7.07, the Co-Investor Members shall collectively purchase for cash the entire “promote interest” of the CIM Member (i.e., the right of the CIM Member to receive distributions pursuant to subclauses (B) and (C) of clause (7) of Section 6.07(a) above) and, at the CIM Member’s election, the remainder of the CIM Member’s Interest, on the Removal Date for an amount equal to one hundred percent (100%) of the fair market value thereof as of the Removal Date (as determined by the Expert) minus the amount of any actual out-of-pocket damages (including diminution in value of the Property but excluding other consequential, special or punitive damages) incurred by the Co-Investor Members to the extent arising out of the act or omission that constituted Cause. The Managing Member and a Co-Investor Member Majority-in-Interest shall collectively instruct the Expert charged with determining the fair market value of the CIM Member’s “promote interest” or full Interest (as applicable) under this Section 7.07 in the methodology to be applied in making such determination; provided, however, that in the event the Managing Member and a Co-Investor Member Majority-in-Interest cannot agree on the methodology which the Expert should apply in respect of any valuation, the Expert shall apply the methodology that it determines is appropriate, taking into consideration the methodologies suggested by the Managing Member and a Co-Investor Member Majority-in-Interest. Any valuation produced by an Expert shall be binding on the Members. The cost of any such valuation shall be borne by the CIM Member.

VIII.

BOOKS AND RECORDS, INFORMATION AND CERTAIN OTHER MATTERS
8.01Books and Records.
(a)The Managing Member shall maintain or cause to be maintained the books and records of the Company. Each Member or its duly authorized representative, at such Member’s own expense and upon reasonable (but not less than ten (10) Business Days’) advance written notice to the Managing Member, shall have reasonable access to such books and records at the Company’s office during regular business hours, and the right to inspect and examine such books and records. There will be no commingling of funds or assets of the Company with the funds or assets of any other Person.
8.02Accounting and Fiscal Year. The books of the Company shall be kept in accordance with GAAP, and the Company shall report its operations for tax purposes on the accrual method of accounting. The taxable year of the Company shall begin on January 1st and end on December 31st of each year (the “Fiscal Year”), unless a different taxable year shall be required by the Code or selected by the Managing Member (and the Managing Member shall promptly notify the other Members of any such adjustment).
8.03Financial Statements and Reports. (a) The Managing Member shall cause the following financial statements and documentation to be delivered to each Member at the time and in the form and manner referenced below:
(i)audited statements of financial position (balance sheet) of the Company as of the close of each Fiscal Year of the Company, a statement of the net income or net loss for such year and of revenues, receipts, expenses and retained earnings, changes in financial position and cash flows for such Fiscal Year; and
(ii)on a quarterly basis (except with respect to the last quarter of each Fiscal Year), unaudited statements of financial position of the Company as of the close of the preceding quarter of the Fiscal Year of the Company and a statement of the net income or net loss for such quarter.
The Managing Member shall use commercially reasonable efforts to cause (A) the statements referred to in clause (i) of this Section 8.03 to be delivered to the Members within ninety (90) days after the last day of each Fiscal Year of the Company, and (B) the statements referred to in clause (ii) of this Section 8.03 to be delivered to the Members within sixty (60) days after the last day of each of the first three quarters during each Fiscal Year.
8.04The Company Accountant. The auditor and regular accountant for the Company shall be designated by the Managing Member. The fees and expenses of such accountant shall be a Company expense.
8.05Approved Business Plan. Subject to clause (i) of the definition of “Major Decisions” on Schedule 6, the Managing Member may amend the Approved Business Plan from time to time in its sole discretion. The Managing Member shall provide the Co-Investor Members with written notice of any material amendment to the Approved Business Plan (it being agreed that such notice requirement shall not derogate from clause (i) of the definition of “Major Decisions” on Schedule 6).

IX.

TRANSFER OF INTERESTS
9.01No Transfer. No Interest (or any portion thereof) may be Transferred except with the prior written consent of the CIM Member (in the case of a Co-Investor Member) or a Co-Investor Member Majority-in-Interest (in the case of the CIM Member), which consent in the case of a proposed Transfer by a Co-Investor Member shall not be unreasonably withheld by the CIM Member (unless the proposed transferee is a competitor of CMCT, the CIM Member or any of their respective Affiliates (as determined by the CIM Member in its sole but good faith discretion), in which case the CIM Member may withhold its consent in its sole discretion); provided, however, that, subject to Section 9.02, (A) each Member shall be entitled without the consent of the other Members to make the following Transfers: if the proposed transferor is a natural Person, (i) to a trust for the benefit of any immediate family member (father, mother, sister, brother, son, daughter, grandson and/or granddaughter) with respect to the proposed transferor or (ii) by succession or testamentary disposition upon his death; (B) the CIM Member shall be entitled without the consent of any other Member to make the following Transfers at any time or from time to time: (i) subject to clause (ix) of the definition of “Major Decisions” on Schedule 6, any Transfer(s) of any portion(s) of the Interest of the CIM Member (including all or any portion of the direct or indirect interests in the CIM Member) at any time or from time to time; (C) if any Co-Investor Member or any direct or indirect member thereof is a pension fund, then any change in the beneficiaries or trustee(s) of such Co-Investor Member or member or transfers of direct and indirect interests in any such beneficiaries or trustee(s) is permitted without the consent of any other Member (but on at least ten (10) days’ prior written notice to the other Members in the case of any change in the trustee(s)); and (D) any direct or indirect owner of a Co-Investor Member may transfer or assign (but not pledge, hypothecate or encumber) its direct or indirect interest in such Co-Investor Member to a Controlled Affiliate thereof without the consent of any other Member (but on at least ten (10) days’ prior written notice to the other Members). Notwithstanding anything to the contrary contained herein, in the event of any Transfer of any portion(s) of the Interests held by the CIM Member to any of its Affiliates, each of the CIM Member and such Affiliate shall be jointly and severally liable for any breach of the CIM Member’s or such Affiliate’s (as the case may be) duties and obligations under this Agreement. Any Transfer not in compliance with this Article IX shall be null and void ab initio.
9.02Transferees; Limitations on Transfer.
(a)Notwithstanding anything to the contrary contained in this Agreement, no Member shall be permitted to Transfer all or any portion of its Interest to the extent such Transfer would violate any applicable law, cause the Company to fail to be treated as a partnership for U.S. federal income tax purposes, cause the Company to be treated as a publicly traded partnership for U.S. federal income tax purposes or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or the Code; and no transferee of all or any portion of any Interest shall be admitted as a substitute Member unless (i) such Interest is transferred in compliance with the applicable provisions of this Agreement, and (ii) such transferee shall have executed and delivered to the Company such instruments as the Managing Member determines in its discretion are necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

(b)Notwithstanding anything to the contrary contained herein, any purported Transfer that, if effective, would not comply with all (i) applicable federal, state or foreign law regulating securities (including, without limitation, the Securities Act or any other Securities Laws), or would require the registration of any securities under any of the foregoing, or (ii) applicable laws, rules and regulations and other requirements of Governmental Authorities, including, without limitation, Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof, shall be void ab initio as to the Transfer of those Interests that would cause such violation, and the intended transferee shall acquire no rights in such Interests.
(c)Notwithstanding anything to the contrary contained herein, nothing herein shall restrict the direct or indirect transfer of any shares or other securities issued by any Person whose shares or other securities are publicly listed on any securities exchange (including transfers of shares or other securities issued by Taisei Corporation on the Tokyo Stock Exchange) and any such transfers shall not be subject to the provisions of this Section IX.
9.03Admission of Additional Members. Notwithstanding anything to the contrary contained herein, at any time (and from time to time) after the Effective Date, the Managing Member may, in connection with transfers of Interests (or portions thereof) or in order to obtain contributions of cash and/or property (or the commitment by any Person to contribute to the Company cash and/or property) which the Managing Member determines is necessary to pay current or future Company Cash Needs (and the Managing Member has determined in good faith that current and future Available Cash, the reserves of the Company and the Subsidiaries, remaining Commitment Amounts and future expected financing proceeds are not and will not be sufficient to satisfy such Company Cash Needs), cause the Company to issue Interests to and admit as a Member any Person. Notwithstanding the preceding sentence, prior to the Managing Member so admitting a Person as a Member in accordance with the preceding sentence in order to obtain additional Capital Contributions or Commitment Amounts, the Company shall offer each Member an opportunity to make Capital Contributions or increase its Commitment Amount, as applicable, by its pro rata share of such additional Capital Contributions or Commitment Amounts (which share shall be determined based on the relative Percentage Interests of the Members at the time of the offer) (a “Preemptive Right”). In the event any Member does not elect to increase its Commitment Amount or make the additional Capital Contributions, the Company will offer each participating Member another opportunity to increase its Commitment Amount or make additional Capital Contributions by an amount equal to its pro rata share of such remaining Commitment Amount or Capital Contributions (which share shall be determined based on the Percentage Interests of the Members at the time of such offer (taking into account the prior election to increase its Commitment Amount or make additional Capital Contributions)). The Company shall make each such offer by written notice to such Co-Investor Member, which notice shall include the amount of such additional Capital Contributions or Commitment Amounts and such Member’s pro rata share thereof. Each Co-Investor Member shall have fifteen (15) Business Days from the date of delivery of such notice (or such later date as may be specified in such notice) to accept such offer and may accept such offer for all or a portion of its pro rata share of such additional Capital Contributions or Commitment Amounts. The Managing Member shall be authorized on behalf of each of the Members to unilaterally amend this Agreement in accordance with Section 13.14 to reflect the admission, transfer or withdrawal of any Member in accordance with the provisions of this Article IX, and the Managing Member shall promptly deliver a copy of such amendment to the other Members. The Members hereby irrevocably appoint the Managing Member as their attorney-in-fact, coupled with an interest, solely for the purpose of executing and delivering such documents, and taking such actions, as shall be reasonably necessary in connection with the provisions of this Article IX or making any modification to this Agreement permitted by Section 13.14. Any additional or transferee/substitute Member admitted to the Company shall execute and deliver documentation in form satisfactory to the Managing Member in its discretion accepting and agreeing to be bound by this Agreement, and such other documentation as the Managing Member shall require in order to effect such Person’s admission as an additional or transferee/substitute Member.
9.04Withdrawal. No Member has the right to withdraw from the Company, except (i) upon transfer of a Member’s entire interest in the Company and the admission of the transferee as a substituted Member in compliance with the terms of this Agreement, or (ii) as otherwise may be approved by all then-Members.
X.

EXCULPATION AND INDEMNIFICATION
10.01Exculpation; Indemnification.
(a)No Member or any predecessor, successor or Affiliate of such Member or any member, principal, partner, shareholder, beneficial owner, controlling person, officer, director, agent or employee of any of the aforesaid Persons (each Member, collectively with such respective Persons, an “Indemnifying Member”) shall have any liability to the Company or to any other Member for any loss suffered by the Company or any other Member unless such loss arises out of the willful misconduct or fraud of such Indemnifying Member or the willful breach by such Indemnifying Member of any provision of or limitation of authority contained in this Agreement; provided, however, that this Section 10.01(a) shall not limit, restrict or otherwise affect the rights or obligations of a Member (or any predecessor, successor or Affiliate of such Member or any member, principal, partner, shareholder, beneficial owner, controlling person, officer, director, agent or employee of any of the aforesaid Persons) under this Agreement (including, for the avoidance of doubt, Section 12.01) or any other agreement to which it is a party.
(b)The Company shall indemnify, defend and hold harmless each Member and/or its Affiliates, and any of their respective officers, directors, shareholders, beneficial owners, principals, partners, members, controlling persons, employees or agents and each officer of the Company (each Member, collectively with such respective Persons, an “Indemnitee”) from and against any and all claims or liabilities of any nature whatsoever, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of or in connection with the business of the Company, including, without limitation, any action (excluding any Transfer by a Member of all or any portion of its Interest or by any other Person of any direct or indirect beneficial ownership interest in any Member) taken or omitted by it pursuant to the authority granted by this Agreement; provided, however, that no indemnification may be made to or on behalf of any Indemnitee if such Indemnitee’s acts in connection with such claim for indemnification constituted willful misconduct or fraud or a willful breach of any provision of or limitation of authority contained in this Agreement or the subject instrument by such Indemnitee; and provided, further, that no indemnification shall be made in respect of claims or liabilities to the extent an Indemnitee has already recovered pursuant to any other agreement or insurance policy to which such an Indemnitee is a party. Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnitee in defending any actual or threatened claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to indemnification under this Section 10.01(b) with respect thereto. Notwithstanding the foregoing, the Indemnitee shall not be entitled to indemnification with respect to any amount paid in settlement if the settlement was effected without the prior written consent of the Managing Member, which shall not be unreasonably withheld. Any indemnity under this Section 10.01(b) will only be provided first out of the proceeds of insurance carried by the Managing Member, the Company or any Subsidiary and then, to the extent that such proceeds are insufficient to satisfy this indemnity, out of and to the extent of the assets of the Company only, and no Member will have personal liability on account thereof (other than (subject to Section 4.01(c)) pursuant to Section 4.01(b)).
(c)The provisions of this Section 10.01 are for the benefit of each of the Members and shall be enforceable by each of them and shall survive any liquidation and dissolution of the Company and any withdrawal by a Member.
(d)No direct or indirect member, principal, partner, shareholder, beneficial owner or controlling person in or of any Member (and no officer, director, employee or agent of such Member) shall have any personal liability under this Agreement.
10.02Exculpation/Member Indemnification. Except as described in Section 10.01 or as otherwise provided herein, no Member shall be liable to any other Member or the Company for (i) any act or omission performed or omitted in good faith, or (ii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained by the Company in good faith.
XI.

DISSOLUTION AND TERMINATION
11.01Dissolution. The Company shall be dissolved upon the first of the following events to occur: (i) the written agreement of all the Members, (ii) entry of a judicial decree under the Act, (iii) the happening of any event that makes it unlawful for the Company business to be continued, (iv) the sale of all or substantially all of the assets of the Company (and the Subsidiaries) and the collection of all of the proceeds of such sale, and (v) the occurrence of any event under the Act that dissolves the Company.
11.02Bankruptcy or Dissolution of a Member. Notwithstanding any other provision of this Agreement, the Bankruptcy Action, death, retirement, resignation, expulsion or dissolution of any Member or the occurrence of any other event that terminates the continued membership of a Member shall not cause the Company to dissolve, and the Company shall continue without dissolution; provided that, if applicable, the legal representative who shall succeed to the rights of such Member to receive distributions from the Company and allocations of income, gain, loss, deduction and credit shall not have the right to become a substitute Member in the place of such Member, and shall not have any control or the power to vote with respect to any Company decision, without the approval of all Members.
11.03Procedures.
(a)Upon the dissolution of the Company, the Managing Member or the person required by law to wind up the Company’s affairs (the Managing Member or such other person being referred to herein as the “Liquidating Agent”) shall commence to wind up the affairs of the Company as expeditiously as business circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate its assets (provided, however, that in the event that the Liquidating Agent shall, in its discretion, determine that a sale or other disposition of part or all of the Company assets would cause undue loss to the Members or otherwise be impractical, the Liquidating Agent may defer liquidation of any such Company assets and withhold distributions relating thereto for a reasonable time), and shall apply the proceeds of such sale and the remaining Company assets in the following order of priority:

(i)Payment of creditors in satisfaction of liabilities of the Company, other than liabilities for distributions to Members;
(ii)To establish any reserves that the Managing Member determines in its discretion are necessary for liabilities and obligations of the Company and the Subsidiaries (including contingent or unforeseen liabilities and obligations), such reserves to be held until the expiration of such period as the Managing Member deems advisable; and
(iii)Thereafter to the Members in the same manner as distributions under Section 6.07(a).
(b)In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that the Managing Member would have pursuant to the Act or any other legal requirements.
11.04No Recourse to Assets of Members. Each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company and the Subsidiaries are insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member or against any Affiliate of any other Member.
11.05Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all assets of the Company and other funds, the Company and this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other legal requirements to effectuate the dissolution and termination of the Company.
XII.

REPRESENTATIONS AND WARRANTIES
12.01Representations and Warranties of the Members.
(a)Each Member represents and warrants (and, as set forth in clauses (vi) and (vii) below, covenants) to the Company and to each other Member as follows:
(i)Such Member has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.
(ii)All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.
(iii)This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as may be limited by the Bankruptcy Act, insolvency and other similar laws and general equitable principles.

(iv)Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all Governmental Authorities having any approval rights with respect thereto, and all persons having consent rights.
(v)Such Member is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and perform its obligations hereunder.
(vi)Such Member shall comply in all material respects with, to the extent applicable, the Bank Secrecy Act, as amended by Section 352 of the USA PATRIOT Act. Such Member is subject to an anti-money laundering program reasonably designed to comply with such laws that include: (1) Anti-Money Laundering / “Know Your Customer” and “Enhanced Due Diligence” policies and procedures; (2) the designation of an Anti-Money Laundering Compliance Officer; (3) a Customer Identification Program reasonably designed to meet the requirements of applicable law and regulations; (4) reporting of suspicious activity to government authorities in accordance with applicable law and regulation; (5) anti-money laundering training of appropriate employees; (6) independent testing for compliance with such anti-money laundering program and applicable laws and regulations; (7) enhanced scrutiny with respect to accounts held for senior political figures (as defined and set forth under Section 312 of the USA PATRIOT Act) reasonably designed to detect and report transactions that may involve proceeds of foreign corruption; and (8) policies and procedures reasonably designed to achieve compliance with economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(vii)At all times, neither such Member, nor its officers, directors, direct investors nor, to such Member’s knowledge, indirect investors of such Member, will be a Prohibited Person for so long as such Member remains a Member.
(viii)Such Member understands the risks of, and other considerations relating to, its acquisition of its Interest and, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Company, (A) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision, (B) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and (C) is capable of bearing the economic risk of such investment.
(ix)Such Member (A) has consulted appropriate independent tax advisors and has been or is fully informed as to any relevant tax considerations relating to the specific circumstances of such Member arising out of the purchase and ownership of an interest in the Company, (B) has not relied or is not relying on any information (including any tax information) provided by the CIM Member or the Company or any of its or their Affiliates in making a decision as to whether to make an investment in the Company and (C) is making the decision to become a Member relying solely upon, subject to the terms of Section 13.10 hereof, (1) this Agreement and (2) any independent investigations made by such Member.
(b)Each Co-Investor Member represents, warrants and covenants to the CIM Member that:
(i)No portion of the assets used by such Co-Investor Member in connection with the acquisition and holding of its interest in the Company, or otherwise in connection with the transactions contemplated hereunder, constitute, or will at any time during the term of the Company constitute, “plan assets” under the Plan Asset Regulation of any “benefit plan investor” (within the meaning of the Plan Asset Regulation).
(ii)Such Co-Investor Member is acquiring its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933 as amended from time to time (the “Securities Act”) or any other applicable federal or state securities law, rule or regulation (“Securities Laws”).
(iii)Such Co-Investor Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any other Securities Law in reliance upon exemptions contained therein. Such Co-Investor Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company and the Managing Member and the constituent owners of each of the foregoing as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Securities Laws. Such Co-Investor Member acknowledges that the Company will not have and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws.
(iv)Such Co-Investor Member and each investor in such Co-Investor Member (a) has had an opportunity to (1) ask questions of and receive answers concerning the terms and conditions hereof and the business of the Company and (2) obtain any additional information concerning the Company and any related material to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, and all such questions, if asked, have been answered satisfactorily and all such documents, if examined, have been found to be fully satisfactory, (b) is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, (c) is a “qualified purchaser,” as defined in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and the related rules promulgated thereunder, (d) is not investing as a result of, and did not hear or read of the opportunity to so invest through, any form of general solicitation or general advertising by the Company or any other person acting on its behalf, including, without limitation, (1) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast on television or radio or (2) any seminar or meeting whose attendees were invited by general solicitation or general advertising or as a result of, subsequent to or pursuant to any of the foregoing, and (e) is making the decision to become a Co-Investor Member or to become such an investor, as applicable, relying solely upon (1) this Agreement, (2) the organizational documents of the Subsidiaries of the Company and (3) any independent investigations made by such Person.
(c)The CIM Member represents, warrants and covenants to each of the Co-Investor Members that, assuming that the representation of each Co-Investor Member set forth in Section 12.01(b) above is true and correct, the assets of the Company do not, and will not during the term of the Company, constitute “plan assets” under the Plan Asset Regulation.
(d)The CIM Member represents and warrants to the Company and each of the Co-Investor Members that, as of the Effective Date, the Specified Representations (as defined in Schedule 6) are true and correct.
(e)Each Member agrees to indemnify and hold harmless the Company, the other Members and their respective Affiliates, officers, directors, shareholders, principals, partners, members, controlling persons, employees, agents, successors and assigns from and against any and all claims, demands, loss, damage, liability, cost or expense (including reasonable attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member, and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of any Member and/or the Company. However, for the avoidance of doubt, except to the extent any of the foregoing representations or warranties expressly includes a covenant to be maintained through a future date, each of the foregoing representations and warranties in this Article XII is made only as of the Effective Date and not as of any future date.
(f)In addition to and without limiting the CIM Member’s obligations under Section 12.01(e) and notwithstanding anything to the contrary contained herein, the CIM Member agrees to indemnify and hold harmless the Company, the other Members and their respective Affiliates, officers, directors, shareholders, principals, partners, members, controlling persons, employees, agents, successors and assigns from and against any and all claims, demands, losses, damages, Liabilities, costs or expenses (including reasonable attorneys’ fees) that arise out of and are attributable to the period prior to the Effective Date (excluding, in each case, Liabilities incurred prior to the Effective Date that were related to the Project and that are consistent with the Approved Business Plan).
XIII.

MISCELLANEOUS
13.01Expenses. Subject to Section Error! Reference source not found., the Company (or applicable Subsidiary) shall be responsible for, and shall pay (or if paid by a Member or its Affiliates, reimburse such Member for), all reasonable, out-of-pocket fees, costs and expenses incurred in connection with the business and operations of the Company and the Subsidiaries (including Allocable Costs and Expenses of the Managing Member and its Affiliates and any expenses incurred in connection with the development of the Project prior to the Effective Date that are set forth in the Approved Business Plan). The Company shall be responsible for, and shall pay (or if paid by a Member or its Affiliates, reimburse such Member for), all third-party, out-of-pocket fees, costs and expenses incurred by the Members in connection with the transactions contemplated by this Agreement, including, without limitation, the structuring and formation of the Company, the drafting and negotiation of this Agreement and the performance of any obligations of the Company hereunder.
13.02Notices. Unless otherwise expressly provided herein, all notices, requests, demands, offers, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, offer, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) e-mail or facsimile, with confirmation of receipt, to the address or number indicated, providing that a confirming copy is simultaneously sent by overnight delivery service, or (iii) reputable commercial overnight delivery service courier, with confirmation of receipt, and addressed to the intended recipient as set forth below:
If to the Company or
the CIM Member:    For Legal Matters:

    4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: General Counsel (4750 Wilshire Co-Invest)
Fax No.: (323) 860-4901
E-mail: generalcounsel@cimgroup.com
    For Operational and Other Matters:

    4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: David Thompson / Steve Altebrando (4750 Wilshire)
E-mail: dthompson@cimgroup.com; saltebrando@cimgroup.com
with a copy to:    Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Harris B. Freidus, Esq.
Fax No.: (212) 492-0064
E-mail: hfreidus@paulweiss.com
If to the K-Co-Investor Member:    Kanden Realty & Development America LLC
6060 Center Drive, 8th Floor Suite 810, Los Angeles, California 90045
Name: Masanao Morita
E-mail: m.morita@kanden-rd.co.jp
If to the TA-Co-Investor Member:    Taisei USA LLC
1-25-1 Nishi Shinjuku, Shinjuku-ku, Tokyo, Japan 163-0606
Attention: Katsunori Tamura
Fax No. 81-3-3344-3527
If to the TO-Co-Investor Member:    c/o CIM Group, LLC
4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: General Counsel (4750 Wilshire Co-Invest)
Fax No.: (323) 860-4901
E-mail: generalcounsel@cimgroup.com
with a copy to:     Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Harris B. Freidus, Esq.
Fax No.: (212) 492-0064
E-mail: hfreidus@paulweiss.com
All such notices, requests, consents and other communications shall be deemed to have been given upon the sooner to occur of (A) if during normal business hours (which shall be, with respect to the CIM Member, business hours in Los Angeles, California, and, with respect to each Co-Investor Member, business hours in Tokyo, Japan), when received or refused, or (B) one (1) Business Day after sending. Any Member may change its e-mail address, facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth. Legal counsel for any party may send notices, requests, consents and other communications on behalf of its respective party.
Unless another time period is established under this Agreement for the act specified, each of the Co-Investor Members shall respond to a request for approval or consent within ten (10) Business Days after written request therefor by the Managing Member, and if a Co-Investor Member fails to respond within such ten (10) Business Day period, then such Co-Investor Member shall be deemed to have elected to approve or consent to the Managing Member’s request; provided, that, notwithstanding the other provisions of this Section 13.02, a Co-Investor Member shall be deemed to have responded if it sends an e-mail response (it being agreed that a Co-Investor Member shall be deemed to have responded even if such Co-Investor Member responds that it needs more time or information in order to make a decision) to the e-mail address of the CIM Member set forth above, and it shall not be necessary for the CIM Member to confirm receipt of such e-mail or for the Co-Investor Member to send a confirming copy simultaneously by overnight delivery service in order for such response to be validly given.
13.03Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things, as may be required by law or as may be required to carry out the intent and purposes of this Agreement.
13.04Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.
13.05Interpretation. Each Member acknowledges that it has been represented by legal counsel in the negotiation and delivery of this Agreement, and accordingly agrees that this Agreement shall be interpreted and construed in accordance with its plain meaning and without reliance upon, or implication, inference or assumption arising from, the fact that this Agreement may have been drafted, in whole or in part, for or on behalf of any party hereto.
13.06Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise expressly provided in this Agreement, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.
13.07Extension Not a Waiver. Except as expressly provided herein, no delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
13.08No Third Party Rights. Except as expressly provided herein or in the Act, this Agreement is for the sole benefit of the Members and their respective permitted successors and assigns, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person or party other than the Members and their permitted successors and assigns.
13.09Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
13.10Entire Agreement. IT IS ACKNOWLEDGED AND AGREED THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE HAD BETWEEN THE PARTIES HERETO WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN, ARE HEREBY MERGED IN THIS AGREEMENT, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR ENTIRE AGREEMENT AND SUPERSEDES ALL PRIOR

REPRESENTATIONS, AGREEMENTS AND UNDERSTANDINGS (INCLUDING ANY PRIOR COURSE OF DEALINGS), BOTH WRITTEN AND ORAL, EXPRESS AND IMPLIED, AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION HEREOF, IT IS ACKNOWLEDGED AND AGREED THAT THE MANAGING MEMBER AND/OR THE COMPANY MAY HAVE ENTERED, AND/OR MAY HEREAFTER ENTER, INTO OTHER WRITTEN AGREEMENTS WITH CO-INVESTOR MEMBERS AFFECTING THE TERMS HEREOF AND/OR THE TERMS OF SUCH CO-INVESTOR MEMBER(S)’ SUBSCRIPTION AGREEMENTS IN ORDER TO MEET CERTAIN REQUIREMENTS OF SUCH CO-INVESTOR MEMBER(S) OR TO INDUCE SUCH PERSONS TO ACQUIRE INTERESTS.
13.11Counterparts.
(a)This Agreement and any amendment hereto may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement (or amendment, as applicable).
(b)The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (e.g., pdf) that shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.
13.12Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.
13.13Governing Law. This Agreement shall be governed by and construed both as to validity and enforceability in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Each Member agrees to submit to the jurisdiction of any state or federal court sitting in New York County in the State of New York in any action, suit or proceeding (including any counterclaims) (each an “Action”) arising out of or relating to this Agreement and/or such Member’s ownership of an interest in the Company. Each Member hereby unconditionally and irrevocably agrees (a) that all claims in respect of any Action may be heard and determined in any such court, (b) not to bring any Action in any other court and (c) that nothing in this Agreement or otherwise shall affect any right that the Company may otherwise have to bring an Action against such Member in the courts of any jurisdiction. Each Member agrees that a final non-appealable judgment in any Action so brought will be conclusive and may be enforced by action on the judgment in any court of competent jurisdiction or in any other manner provided at law or in equity. Each Member hereby irrevocably and unconditionally waives any defense of inconvenient forum or lack of personal jurisdiction or forum to the maintenance of any Action so brought and any right of jurisdiction or venue on account of the place of residence or domicile of any party thereto.
13.14Binding Effect; Amendments. This Agreement shall not become a binding obligation upon any Member unless and until the same has been fully executed by the CIM Member and such Member. This Agreement and any provision hereof shall be amended or modified from time to time only by a written instrument executed by all of the Members; provided, however, that the Managing Member shall have the right to unilaterally amend and modify this Agreement (including amendments described in the next sentence and amendments to reflect the admission or withdrawal of a Member pursuant to Article IX, and the terms of such new Member’s Interest (or the remaining Member(s)’s adjusted Interests, as the case may be) and investment in the Company); provided further, however, that any such amendment or other modification that (w) would require a Member to make Capital Contributions in excess of its

Commitment Amount or require a Member to provide a loan to the Company or any Subsidiary thereof or a guaranty or security for any loan to the Company or any Subsidiary thereof, (x) would have a disproportionately adverse economic effect on a Member (not taking into account any assets of the Members other than their respective Interests in the Company), (y) increases the obligations or liabilities of a Co-Investor Member hereunder (other than to a de minimis extent) and/or (z) eliminates or materially reduces a Co-Investor Member’s non-economic rights or interests hereunder, must be approved by such Member (it being understood that the pro rata “dilution” of such Member (based on the Commitment Amount of such Member in comparison to the Commitment Amounts of all other then-existing Members) pursuant to a new Member’s admission, Commitment Amount or capital contributions shall not require Co-Investor Member approval pursuant to this sentence). In addition, in the event of any adjustment of any Member(s)’s Distribution Percentage Interests or Percentage Interests pursuant to the terms of this Agreement, the Managing Member may unilaterally amend this Agreement to reflect the new Distribution Percentage Interests and/or Percentage Interests, as applicable, by delivery of written notice thereof to the other Members. Any such amendment shall be effective upon receipt, absent manifest error.
13.15Brokerage. Each Member represents to the Company and to the other Members that neither such Member nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts in connection with the formation of the Company among the Members. Each Member agrees to indemnify and hold harmless the Company, the other Members and each of their respective Affiliates officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all claims, demands, loss, damage, liability or expense (including reasonable costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of such Member’s representations in this Section 13.15. This Section 13.15 shall survive the expiration or earlier termination of this Agreement.
13.16No Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the property of the Company or the Subsidiaries.
13.17Waiver of Jury Trial. EACH MEMBER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.
13.18Management Fees.
(a)The Company shall pay to the CIM Member (or a Controlled Affiliate thereof as designated by the CIM Member) an annual management fee (the “Management Fee”) for the services rendered by the CIM Member or such Affiliate in managing the assets of the Company. The Management Fee shall be payable quarterly in advance on the tenth day (or, if such day is not a Business Day, on the next succeeding Business Day) of each fiscal quarter of the Company. Each quarterly installment of the Management Fee shall be equal to the Management Fee Percentage (as defined in Schedule 6) of the aggregate Commitment Amounts of the Members (as of the first day of the applicable fiscal quarter).
(b)Except as set forth in Section 13.18(c), the Members shall be required to make Management Fee Contributions to the Company (by wire transfer in same day funds to an account specified by the Company) on the date that each quarterly installment of the Management Fee is due and payable by the Company in an amount equal to such quarterly installment. At least ten (10) Business Days prior to the due date of each installment of the

Management Fee under this Section 13.18, the Managing Member shall notify each Member of the amount of such quarterly installment that must be paid by such Member by way of a Management Fee Contribution pursuant to this Section 13.18(b) and how much will be paid pursuant to Section 13.18(c) out of a distribution to such Member.
(c)If at any time when an installment of the Management Fee is due and payable by the Company, the Company makes a distribution to a Member pursuant to Section 6.07, then the Managing Member shall (and is hereby authorized by such Member to do so) pay such Member’s portion of the Management Fee from amounts distributable to such Member. Any amount paid by the Company to the CIM Member (or a Controlled Affiliate thereof designated by the CIM Member) pursuant to this Section 13.18(c) from amounts distributable to a Member shall (x) be considered for all purposes of this Agreement to have been distributed to such Member pursuant to Section 6.07 on the date of such payment, (y) constitute a Management Fee Contribution by such Member on such date and (z) reduce the amount payable by such Member pursuant to Section 13.18(b). The Managing Member is hereby authorized to apply amounts distributed to each Member by the Company to pay any Management Fee installments on such Member’s behalf without any further authorization of such Member. The Managing Member shall be authorized to alter the timing of distributions and create appropriate reserves in order to effectuate payment of installments of the Management Fee pursuant to this Section 13.18(c).
(d)On or about the Effective Date, the Company is paying the CIM Member (or a Controlled Affiliate thereof designated by the CIM Member) the Management Fee attributable to the period from the Effective Date through and including the final day of the fiscal quarter of the Company in which the Effective Date occurs.
13.19Confidentiality and Publicity.
(a)No Member or any of its Affiliates or the Company or any Subsidiary thereof shall issue any press release or make any other public announcement or statement with respect to the transactions contemplated in this Agreement without the prior written consent of the other Member(s) (which consent may be granted, withheld and/or conditioned in the discretion of the other Member(s)), except as otherwise may be required by applicable law, judicial order or Governmental Authority (or the rules or regulations of any Governmental Authority); provided, however, that the CIM Member and its Affiliates shall be permitted to issue press releases and make other public announcements and statements with respect to the transactions contemplated in this Agreement without the prior consent of any Co-Investor Member.
(b)Each Co-Investor Member shall cause its members, principals, partners, shareholders, controlling persons, officers, directors, agents and employees, direct and indirect, to maintain in confidence the written, oral or other information treated as proprietary by and released in confidence from the Company or any Subsidiary thereof or any Member in connection with the business and affairs of the Company or any Subsidiary thereof or the Property or the Project unless (i) the same becomes publicly available through no fault of any such party, (ii) the same was within its possession on a non-confidential basis prior to its disclosure by the Company, Subsidiary, or Member, (iii) disclosure is reasonably necessary in connection with any transaction authorized pursuant to the terms of this Agreement, (iv) disclosure is required by applicable law, judicial order, Governmental Authority (or the rules or regulations of any Governmental Authority or stock exchange) claiming or having jurisdiction over such Co-Investor Member, (v) disclosure is reasonably necessary to permit the disclosing party to perform its obligations under this Agreement or to enforce the terms hereof, or (vi) disclosure is made to such party’s agents, direct and indirect equity holders, attorneys, accountants, or other professional or investment advisors (existing or proposed) provided that such disclosure is made in confidence and shall be kept in confidence (subject to exceptions similar to those set forth in clauses (i) through (v) of this sentence) (and for the avoidance of doubt a Co-Investor Member shall be liable for claims and/or damages resulting from any disclosure or unauthorized use of any such confidential information by any such person described in this sentence in violation of this Section 13.19(b)). Each Co-Investor Member acknowledges and agrees that the information about the Property that it will receive may constitute material non-public information about CMCT, the ultimate corporate parent of the CIM Member. As United States securities law prohibits the trading of securities based on material non-public information, each Co-Investor Member acknowledges and agrees that there may be occasions when it (or any of its Affiliates that come into possession of information about the Property) may not be able to buy or sell any securities of CMCT.
(c)The Managing Member shall cause its members, principals, partners, shareholders, controlling persons, officers, directors, agents and employees, direct and indirect, to maintain in confidence the written, oral or other information treated as proprietary by and released in confidence from each Co-Investor Member unless (i) the same becomes publicly available through no fault of any such party, (ii) the same was within its possession on a non-confidential basis prior to its disclosure by the Managing Member, (iii) disclosure is reasonably necessary in connection with any transaction authorized pursuant to the terms of this Agreement, (iv) disclosure is required by applicable law, judicial order, Governmental Authority (or the rules or regulations of any Governmental Authority or stock exchange) claiming or having jurisdiction over the Managing Member, (v) disclosure is reasonably necessary to permit the disclosing party to perform its obligations under this Agreement or to enforce the terms hereof, or (vi) disclosure is made to such party’s agents, direct and indirect equity holders, attorneys, accountants, or other professional or investment advisors (existing or proposed) provided that such disclosure is made in confidence and shall be kept in confidence (subject to exceptions similar to those set forth in clauses (i) through (v) of this sentence) (and for the avoidance of doubt the Managing Member shall be liable for claims and/or damages resulting from any disclosure or unauthorized use of any such confidential information by any such person described in this sentence in violation of this Section 13.19(c)). For the avoidance of doubt, the Co-Investor Members acknowledge that the Managing Member will be publicly disclosing the identities of the Co-Investor Members after the Effective Date in required securities law filings.
13.20Incorporation by Reference. The Recitals of fact set forth in the beginning of this Agreement and the Exhibits and Schedules attached to this Agreement (including Schedules 6 and 7) from time to time hereby are incorporated by reference into this Agreement as if fully set forth herein.

[The Remainder Of This Page Is Left Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound hereby, has executed this Agreement as of the Effective Date, and by such execution, acknowledges that it has fully reviewed this Agreement.

    CIM MEMBER:
CIM URBAN PARTNERS, LP,
a Delaware limited partnership

By: CIM Urban Partners GP, LLC,
a Delaware limited liability company
its general partner

By:        /s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signatures Continue and End on Next Page]
[Signature Page 1 to Amended and Restated Limited Liability Company Operating Agreement of
4750 Wilshire Blvd. (LA) Owner, LLC]

    K-CO-INVESTOR MEMBER:
KANDEN REALTY & DEVELOPMENT AMERICA LLC,
a Delaware limited liability company
By:        /s/ Toshiaki Hori
Name: Toshiaki Hori
Title: CEO
    TA-CO-INVESTOR MEMBER:
TAISEI USA LLC,
a Delaware limited liability company
By:        Akehiko Tomita
Name: Akehiko Tomia
Title: CEO
    TO-CO-INVESTOR MEMBER:
TO-4750 WILSHIRE CO-INVESTOR, LP,
a Cayman Islands exempted limited partnership
By: CMCT 4750 GP, LLC,
a Delaware limited liability company
its general partner
By:        /s/ David Thompson
Name: David Thompson
Title: President